Exhibit 10.33(F)

EXECUTION VERSION

SIXTH AMENDMENT TO CREDIT AGREEMENT

SIXTH AMENDMENT TO CREDIT AGREEMENT (this “Sixth Amendment”) dated as of November 8, 2018 among ROADRUNNER TRANSPORTATION SYSTEMS, INC., a Delaware corporation (the “Company”), each of the Subsidiaries of the Company identified as “Subsidiary Guarantors” on the signature pages to the Credit Agreement (the “Subsidiary Guarantors”), the Lenders (as defined below) party hereto and BMO HARRIS BANK N.A., as Administrative Agent (the “Administrative Agent”), each of which is a party to the Existing Credit Agreement (as defined below).

WHEREAS, Company, the Subsidiary Guarantors, the financial institutions from time to time party thereto as lenders (the “Lenders”) and the Administrative Agent are parties to that certain Credit Agreement dated as of July 21, 2017 (as amended, supplemented, or otherwise modified from time to time prior to this Sixth Amendment and as in effect immediately prior to the effectiveness of this Sixth Amendment, the “Existing Credit Agreement”, and as amended by this Sixth Amendment and as may be further amended, supplemented or otherwise modified and in effect from time to time, the “Amended Credit Agreement”).

WHEREAS, the Company and the Subsidiary Guarantors request that the Lenders and the Administrative Agent amend the Existing Credit Agreement in certain respects, and the Lenders party hereto and the Administrative Agent are willing to so amend the Existing Credit Agreement, as set forth below.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:

Section 1. Definitions. Except as otherwise defined in this Sixth Amendment, terms defined in the Amended Credit Agreement are used herein as defined therein.

Section 2. Amendments to the Existing Credit Agreement. The Company, the Subsidiary Guarantors, the Lenders and the Administrative Agent agree that on the Sixth Amendment Effective Date, the Existing Credit Agreement is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the changed pages attached as Exhibit A hereto together with a clean conformed copy attached as Exhibit B hereto; provided that (a) the Rights Offering Amendments (as defined below) shall not become effective, if ever, until the Rights Offering Effective Date (as defined below) and (b) all other amendments shall become effective on the Sixth Amendment Effective Date. Each of the parties acknowledges and agrees that its obligations under the Loan Documents are, effective as of the Sixth Amendment Effective Date, modified as necessary to accommodate the amendment of the Existing Credit Agreement pursuant hereto.

Section 3. Representations and Warranties of the Loan Parties. The Loan Parties represent and warrant to the Administrative Agent and the Lenders that as of the Sixth Amendment Effective Date:

3.01.    each of the representations and warranties set forth in the Amended Credit Agreement and in the other Loan Documents are true and correct in all respects (or in all material respects for such representations and warranties that are not by their terms already qualified as to materiality) as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all respects (or in all material respects for such representations and warranties that are not by their terms already qualified as to materiality) as of such earlier date, and except that for purposes of this Section 3.01, (i) the representations and warranties contained in Section 6.05(a) and (c) of the Amended Credit Agreement shall be deemed to refer to the most recent statements furnished pursuant to clause (a) of Section 7.01 of the Amended Credit Agreement and (ii) the representations and warranties contained in Section 6.05(b) of the Amended Credit Agreement shall be deemed to refer to the most recent statements furnished pursuant to clause (b) of Section 7.01 of the Amended Credit Agreement;

3.02.    both immediately before and after giving effect to this Sixth Amendment and the transactions contemplated hereby, no Default (other than the Specified Default) shall have occurred and be continuing, or would result therefrom;

3.03.    both immediately before and after giving effect to this Sixth Amendment and the transactions contemplated hereby, no Default or Event of Default shall have occurred and be continuing, or would result therefrom, under the Existing Investment Agreement and/or the Second Amendment Investment Agreement (as amended) or any transactions contemplated thereby, and no fees shall have been paid to any holders of the “Preferred Stock” in connection therewith; and

3.04.    all information included in any Beneficial Ownership Certification is true and complete in all respects.

Section 4. Conditions Precedent to this Sixth Amendment. This Sixth Amendment shall become effective as of the date upon which each of the following conditions precedent shall be satisfied or waived (the “Sixth Amendment Effective Date”):

4.01.    Execution. The Administrative Agent shall have received counterparts of this Sixth Amendment, executed by the Loan Parties, the Administrative Agent and the Lenders.

4.02.    Preferred Stock Consent. The Lenders shall have received confirmation that the holders of the “Preferred Stock” under the Existing Investment Agreement and the Second Amendment Investment Agreement (as amended by (a) Amendment No. 1 to Investment Agreement and Termination of Equity Commitment Letter dated as of August 3, 2018, (b) Amendment No. 2 to Investment Agreement dated as of September 19, 2018 and (c) Amendment No. 3 to Investment Agreement dated as of the date hereof) have consented to the Sixth Amendment in form and substance satisfactory to the Lenders.

4.03.    Beneficial Ownership Certification. Each Borrower shall provide, in form and substance satisfactory to each Lender, all documentation and other information as any Lender deems appropriate in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including the PATRIOT Act and Beneficial Ownership Regulation. If any Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, it shall deliver a Beneficial Ownership Certification to each Lender upon request.

4.04.    Fees and Expenses. The Company shall have paid all fees and reasonable and documented out-of-pocket costs and expenses of the Administrative Agent due and payable in connection with this Sixth Amendment, including those certain fees set forth in that certain Fee Letter dated as of the date hereof by and between the Company and the Administrative Agent (the “Sixth Amendment Fee Letter”).

Section 5. Conditions Precedent to the Rights Offering Effective Date Amendments. Those amendments in the Amended Credit Agreement that are marked with a footnote that states “Rights Offering Effective Date” (collectively, the “Rights Offering Amendments”) shall become effective as of the date upon which each of the following conditions precedent (collectively, the “Rights Offering Conditions Precedent”) shall be satisfied or waived (the “Rights Offering Effective Date”); provided that if the Rights Offering Conditions Precedent are not satisfied on or prior to January 31, 2019, the Rights Offering Amendments shall be null and void:

5.01.    Rights Offering. The Company shall have received at least $30,000,000 in net cash proceeds from the Rights Offering.

5.02.    Fees and Expenses. The Company shall have paid all fees and reasonable and documented out-of-pocket costs and expenses of the Administrative Agent due and payable in connection with this Sixth Amendment, including those certain fees set forth in the Sixth Amendment Fee Letter.

Section 6. Reference to and Effect Upon the Existing Credit Agreement.

6.01.    Except as specifically amended or waived above, the Existing Credit Agreement and the other Loan Documents shall remain unchanged and in full force and effect and are hereby ratified and confirmed.

6.02.    The execution, delivery and effectiveness of this Sixth Amendment shall not operate as a waiver of any right, power or remedy of the Administrative Agent or any Lender under the Existing Credit Agreement or any Loan Document, nor constitute a waiver of any provision of the Existing Credit Agreement or any Loan Document, except as specifically set forth herein.

Section 7. Ratification of Liability. As of the Sixth Amendment Effective Date, the Company and the other Loan Parties, as debtors, grantors, pledgors, guarantors, assignors, or in other similar capacities in which such parties grant liens or security interests in their properties or otherwise act as accommodation parties or guarantors, as the case may be, under the Loan Documents to which they are a party, hereby ratify and reaffirm all of their payment and performance obligations and obligations to indemnify, contingent or otherwise, under each of such Loan Documents to which they are a party, and ratify and reaffirm their grants of liens on or security interests in their properties pursuant to such Loan Documents to which they are a party, respectively, as security for the Obligations, and as of the Sixth Amendment Effective Date, each such Person hereby confirms and agrees that such liens and security interests hereafter secure all of the Obligations, including, without limitation, all additional Obligations hereafter arising or incurred pursuant to or in connection with this Sixth Amendment, the Amended Credit Agreement or any other Loan Document. As of the Sixth Amendment Effective Date, the Company and the other Loan Parties further agree and reaffirm that the Loan Documents to which they are parties now apply to all Obligations as defined in the Amended Credit Agreement (including, without limitation, all additional Obligations hereafter arising or incurred pursuant to or in connection with this Sixth Amendment, the Amended Credit Agreement or any other Loan Document). As of the Sixth Amendment Effective Date, the Company and the other Loan Parties (a) further acknowledge receipt of a copy of this Sixth Amendment, (b) consent to the terms and conditions of same, and (c) agree and acknowledge that each of the Loan Documents to which they are a party remain in full force and effect and is hereby ratified and confirmed.

Section 8. Miscellaneous. Except as herein provided, the Existing Credit Agreement shall remain unchanged and in full force and effect. This Sixth Amendment is a Loan Document for all purposes of the Amended Credit Agreement. This Sixth Amendment may be executed in any number of counterparts, and by different parties hereto on separate counterpart signature pages, and all such counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of a counterpart signature page by facsimile transmission or by e-mail transmission of an Adobe portable document format file (also known as a “PDF” file) shall be effective as delivery of a manually executed counterpart signature page. Section headings used in this Sixth Amendment are for reference only and shall not affect the construction of this Sixth Amendment.

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Section 9. GOVERNING LAW. THIS SIXTH AMENDMENT, AND THE RIGHTS AND DUTIES OF THE PARTIES HERETO, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF ILLINOIS.

Section 10. Release and Waiver. The Loan Parties each do hereby release the Administrative Agent and each of the Lenders and each of their officers, directors, employees, agents, attorneys, personal representatives, successors, predecessors and assigns from all manner of actions, cause and causes of action, suits, deaths, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, controversies, agreements, promises, variances, trespasses, damages, judgments, executions, claims and demands, whatsoever, in law or in equity, and particularly, without limiting the generality of the foregoing, in connection with the Amended Credit Agreement and the other Loan Documents and any agreements, documents and instruments relating to the Amended Credit Agreement and the other Loan Documents and the administration of the Amended Credit Agreement and the other Loan Documents, all indebtedness, obligations and liabilities of the Loan Parties to the Administrative Agent or any Lender and any agreements, documents and instruments relating to the Amended Credit Agreement and the other Loan Documents (collectively, the “Claims”), which the Loan Parties now have against the Administrative Agent or any Lender or ever had, or which might be asserted by their heirs, executors, administrators, representatives, agents, successors, or assigns based on any Claims which exist on or at any time prior to the date of this Sixth Amendment. The Loan Parties expressly acknowledge and agree that they have been advised by counsel in connection with this Sixth Amendment and that they each understand that this Section 10 constitutes a general release of the Administrative Agent and the Lenders and that they each intend to be fully and legally bound by the same. The Loan Parties further expressly acknowledge and agree that this general release shall have full force and effect notwithstanding the occurrence of a breach of the terms of this Sixth Amendment or an Event of Default or Default under the Amended Credit Agreement.

[signature pages follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Sixth Amendment to be duly executed and delivered as of the day and year first above written.

BORROWER:	ROADRUNNER TRANSPORTATION SYSTEMS, INC.

By:	/s/ Terence R. Rogers
Name:	Terence R Rogers
Title:	EVP & CFO

[Signature Page to Sixth Amendment]

SUBSIDIARY GUARANTORS:

A&A EXPRESS, LLC

A&A LOGISTICS, LLC

ACTIVE AERO CHARTER, LLC
ACTIVE AERO GROUP, INC.
ACTIVE AERO MOTOR CARRIER, LLC
ACTIVE GLOBAL SOLUTIONS, LLC
ACTIVE PTM, LLC

ROADRUNNER FREIGHT CARRIERS, LLC

ASCENT GLOBAL LOGISTICS HOLDINGS, INC.
BEECH HILL ENTERPRISES, LLC
BIG ROCK TRANSPORTATION, LLC

CAPITAL TRANSPORTATION LOGISTICS, LLC

CENTRAL CAL TRANSPORTATION, LLC

CONSOLIDATED TRANSPORTATION WORLD, LLC
CTW TRANSPORT, LLC

D&E TRANSPORT, LLC

DIRECT CONNECTION TRANSPORTATION, LLC

EVERETT LOGISTICS, LLC
EXPEDITED FREIGHT SYSTEMS, LLC

GREAT NORTHERN TRANSPORTATION SERVICES, LLC
GROUP TRANSPORTATION SERVICES, INC.

GWP LOGISTICS, LLC

          INTERNATIONAL TRANSPORTATION HOLDINGS, INC.

          ISI LOGISTICS, LLC

          ISI LOGISTICS SOUTH, LLC

          MARISOL INTERNATIONAL, LLC

          MESCA FREIGHT SERVICES, LLC

          MORGAN SOUTHERN, INC.

          PRIME DISTRIBUTION SERVICES, INC.

          RICH TRANSPORT, LLC

          ROADRUNNER EQUIPMENT LEASING, LLC

          ROADRUNNER INTERMODAL SERVICES, LLC

          ROADRUNNER TEMPERATURE CONTROLLED, LLC

          ROADRUNNER TRANSPORTATION SERVICES, INC.

          ROADRUNNER TRUCKLOAD, LLC

          ROADRUNNER TRUCKLOAD 2, LLC

          ROADRUNNER TRUCKLOAD AGENT INVESTMENT, INC.

          ROADRUNNER TRUCKLOAD HOLDINGS, LLC

          RRTC HOLDINGS, INC.

          SARGENT TRUCKING, LLC

          SORTINO TRANSPORTATION, LLC

          STAGECOACH CARTAGE AND DISTRIBUTION, LLC

          USA JET AIRLINES, INC.

          WANDO TRUCKING, LLC

          WORLD TRANSPORT SERVICES, LLC

By:	/s/ Terence R. Rogers
Name:	Terence R. Rogers
Title:	CFO

[Signature Page to Sixth Amendment]

ADMINISTRATIVE AGENT:	BMO HARRIS BANK N.A., as Administrative Agent

By:	/s/ Quinn Heiden
Name:	Quinn Heiden
Title:	Director

LENDERS:	BMO HARRIS BANK N.A., as a Lender

By:	/s/ Quinn Heiden
Name:	Quinn Heiden
Title:	Director

[Signature Page to Sixth Amendment]

JPMORGAN CHASE BANK N.A., as a Lender

By:	/s/ Stephanie Lis
Name:	Stephanie Lis
Title:	Authorized Officer

[Signature Page to Sixth Amendment]

WELLS FARGO BANK, N.A., as a Lender

By:	/s/ Laura Wheeland
Name:	Laura Wheeland
Title:	Vice President

[Signature Page to Sixth Amendment]

EXHIBIT A

Changed pages to Credit Agreement

[Attached.]

~~CREDIT AGREEMENT CONFORMED THROUGH FIFTH AMENDMENT~~Conformed Version

Attached to the Sixth Amendment

CREDIT AGREEMENT

Dated as of July 21, 2017

among

ROADRUNNER TRANSPORTATION SYSTEMS, INC.,

as a Borrower

and

THE SUBSIDIARIES OF ROADRUNNER TRANSPORTATION SYSTEMS, INC. SIGNATORY

HERETO AS SUBSIDIARY GUARANTORS,

each as a Guarantor,

and

CERTAIN FINANCIAL INSTITUTIONS,

as Lenders,

and

BMO HARRIS BANK N.A.,

as Administrative Agent and Swing Line Lender,

and

BMO CAPITAL MARKETS, and

JPMORGAN CHASE BANK, N.A.,

as Joint Lead Arrangers and Joint Book Runners

TABLE OF CONTENTS

Page
ARTICLE I DEFINITIONS AND ACCOUNTING TERMS		1

1.01	Defined Terms	1

1.02	Other Interpretive Provisions	~~51~~53

1.03	Accounting Terms	~~52~~54

1.04	Uniform Commercial Code	~~52~~54

1.05	Rounding	~~52~~54

1.06	Times of Day	~~53~~54

1.07	Letter of Credit Amounts	~~53~~55

ARTICLE II THE COMMITMENTS AND CREDIT EXTENSIONS		~~53~~55

2.01	Loan Commitments	~~53~~55

2.02	Borrowings, Conversions and Continuations of Loans	~~56~~58

2.03	Letters of Credit	~~57~~59

2.04	Swing Line Loans	~~64~~66

2.05	Repayment of Loans	~~67~~69

2.06	Prepayments	~~67~~69

2.07	Termination or Reduction of Commitments	~~70~~73

2.08	Interest	~~71~~73

2.09	Fees	~~72~~74

2.10	Computation of Interest and Fees	~~73~~75

2.11	Evidence of Debt	~~73~~75

2.12	Payments Generally; the Administrative Agent’s Clawback	~~74~~76

2.13	Sharing of Payments by Lenders	~~75~~77

2.14	Settlement Among Lenders	~~76~~78

2.15	Nature and Extent of Each Borrower’s Liability	~~77~~79

2.16	Cash Collateral	~~80~~82

2.17	Defaulting Lenders	~~81~~83

2.18	Increase in Revolving Credit Commitments	~~83~~85

2.19	Designation of Subsidiaries as Unrestricted Subsidiaries	~~84~~87

ARTICLE III TAXES, YIELD PROTECTION AND ILLEGALITY		~~85~~88

3.01	Taxes	~~85~~88

3.02	Illegality	~~88~~90

3.03	Inability to Determine Rates	~~89~~91

3.04	Increased Costs; Reserves on LIBOR Loans	~~89~~91

3.05	Compensation for Losses	~~91~~93

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3.06	Mitigation Obligations; Replacement of Lenders	~~91~~93

ARTICLE IV SECURITY AND ADMINISTRATION OF COLLATERAL		~~92~~94

4.01	Security	~~92~~94

4.02	Collateral Administration	~~92~~94

4.03	After Acquired Property; Further Assurances	~~94~~97

4.04	Cash Management	~~95~~97

4.05	Information Regarding Certain Collateral	~~96~~98

ARTICLE V CONDITIONS PRECEDENT TO CREDIT EXTENSIONS		~~96~~99

5.01	Conditions of Initial Credit Extension	~~96~~99

5.02	Conditions to all Credit Extensions	~~99~~101

ARTICLE VI REPRESENTATIONS AND WARRANTIES		~~100~~102

6.01	Existence, Qualification and Power	~~100~~102

6.02	Authorization; No Contravention	~~100~~102

6.03	Governmental Authorization; Other Consents	~~100~~103

6.04	Binding Effect	~~101~~103

6.05	Financial Statements; No Material Adverse Effect	~~101~~103

6.06	Litigation	~~101~~104

6.07	No Default	~~102~~104

6.08	Ownership of Property; Liens	~~102~~104

6.09	Environmental Compliance	~~102~~104

6.10	Insurance	~~103~~105

6.11	Taxes	~~103~~105

6.12	ERISA Compliance	~~103~~105

6.13	Subsidiaries and Equity Interests	~~104~~106

6.14	Margin Regulations; Investment Company Act	~~104~~106

6.15	Disclosure	~~104~~107

6.16	Compliance with Laws	~~105~~107

6.17	Intellectual Property; Licenses, Etc	~~105~~107

6.18	Labor Matters	~~105~~107

6.19	Deposit Accounts, Securities Accounts and Commodity Accounts	~~105~~108

6.20	Accounts	~~106~~108

6.21	Anti-Terrorism Laws and Foreign Asset Control Regulations	~~107~~109

6.22	Brokers	~~108~~110

6.23	Customer and Trade Relations	~~108~~110

6.24	Material Contracts	~~108~~110

6.25	Casualty	~~108~~110

6.26	Senior Indebtedness	~~108~~110

6.27	Relations with Vendors and Customers	~~108~~110

6.28	Aircraft Parts	~~109~~111

6.29	Rolling Stock	~~109~~111

6.30	Aircraft Matters.	~~109~~111

6.31	No Agency Relationship	~~110~~112

ARTICLE VII AFFIRMATIVE COVENANTS		~~110~~113

7.01	Financial Statements	~~110~~113

7.02	Borrowing Base Certificate; Other Information	~~111~~114

7.03	Notices	~~113~~116

7.04	Payment of Obligations	~~114~~118

7.05	Preservation of Existence, Etc	~~114~~118

7.06	Maintenance of Properties	~~114~~117

7.07	Maintenance of Insurance; Condemnation Proceeds	~~115~~117

7.08	Compliance with Laws	~~116~~119

7.09	Books and Records	~~116~~119

7.10	Inspection Rights and Appraisals; Meetings with the Administrative Agent	~~116~~119

7.11	Use of Proceeds	~~117~~121

7.12	New Subsidiaries	~~117~~121

7.13	Compliance with ERISA	~~118~~121

7.14	Further Assurances	~~118~~121

7.15	Licenses	~~119~~121

7.16	Environmental Laws	~~119~~122

7.17	Leases, Mortgages and Third-Party Agreements	~~119~~122

7.18	Material Contracts	~~119~~122

7.19	Treasury Management and Other Services	~~120~~122

7.20	Freight Payables	~~120~~123

7.21	Post-Closing Agreements	~~120~~123

ARTICLE VIII NEGATIVE COVENANTS		~~121~~126

8.01	Indebtedness	~~121~~126

8.02	Liens	~~123~~128

8.03	Investments	~~124~~128

8.04	Fundamental Changes	~~125~~131

8.05	Dispositions	~~126~~131

8.06	Restricted Payments	~~127~~131

8.07	Change in Nature of Business	~~128~~133

8.08	Transactions with Affiliates	~~128~~133

8.09	Burdensome Agreements	~~128~~132

8.10	Use of Proceeds	~~128~~132

8.11	Prepayment of Indebtedness; Amendment to Material Agreements	~~129~~132

8.12	Financial Covenant	~~129~~135

8.13	Creation of New Subsidiaries	~~129~~135

8.14	Securities of Subsidiaries	~~129~~135

8.15	Sale and Leaseback	~~129~~135

8.16	Organization Documents; Fiscal Year	~~130~~135

8.17	[Reserved]	~~130~~135

8.18	Anti-Money Laundering and Terrorism Laws and Regulations	~~130~~134

8.19	Economic Sanctions Laws and Regulations	~~130~~134

8.20	No Agency Relationship	~~131~~135

8.21	Aircraft Operations	~~131~~137

ARTICLE IX EVENTS OF DEFAULT AND REMEDIES		~~131~~137

9.01	Events of Default	~~131~~137

9.02	Remedies Upon Event of Default	~~133~~137

9.03	Application of Funds	~~134~~138

ARTICLE X ADMINISTRATIVE AGENT		~~135~~140

10.01	Appointment and Authority	~~135~~140

10.02	Rights as a Lender	~~136~~140

10.03	Exculpatory Provisions	~~136~~140

10.04	Reliance by the Administrative Agent	~~137~~141

10.05	Delegation of Duties	~~137~~141

10.06	Resignation of the Administrative Agent	~~137~~142

10.07	Non-Reliance on the Administrative Agent and Other Lenders	~~138~~142

10.08	No Other Duties, Etc	~~138~~143

10.09	The Administrative Agent May File Proofs of Claim; Credit Bidding	~~138~~143

10.10	Collateral Matters	~~139~~144

10.11	Other Collateral Matters	~~140~~144

10.12	Credit Product Arrangement Provisions	~~141~~145

ARTICLE XI MISCELLANEOUS		~~141~~146

11.01	Amendments, Etc.	~~141~~146

11.02	Notices; Effectiveness; Electronic Communication	~~144~~148

11.03	No Waiver; Cumulative Remedies	~~146~~150

11.04	Expenses; Indemnity; Damage Waiver	~~147~~151

11.05	Marshalling; Payments Set Aside	~~149~~153

11.06	Successors and Assigns	~~149~~153

11.07	Treatment of Certain Information; Confidentiality	~~154~~158

11.08	Right of Setoff	~~155~~159

11.09	Interest Rate Limitation	~~156~~160

11.10	Counterparts; Integration; Effectiveness	~~156~~160

11.11	Survival	~~156~~160

11.12	Severability	~~157~~160

11.13	Replacement of Lenders	~~157~~161

11.14	Governing Law; Jurisdiction; Etc.	~~158~~162

11.15	Waiver of Jury Trial	~~159~~162

11.16	Electronic Execution of Assignments and Certain Other Documents	~~159~~165

11.17	USA PATRIOT Act Notice	~~159~~165

11.18	No Advisory or Fiduciary Responsibility	~~159~~165

11.19	Attachments	~~160~~164

11.20	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	~~160~~164

ARTICLE XII CONTINUING GUARANTY		~~160~~164

12.01	Guaranty	~~160~~164

12.02	Rights of Lenders	~~161~~165

12.03	Certain Waivers	~~161~~165

12.04	Obligations Independent	~~161~~165

12.05	Subrogation	~~161~~165

12.06	Termination; Reinstatement	~~162~~165

12.07	Subordination	~~162~~166

12.08	Stay of Acceleration	~~162~~166

12.09	Condition of Borrowers	~~162~~166

12.10	Keepwell	~~162~~166

SCHEDULES

1.01	Existing Letters of Credit
1.02	Unrestricted Subsidiaries
1.03	Term Loan Equipment
1.04	Permitted Earn-Outs
1.05	Specified Disposition
2.01	Commitments and Applicable Percentages
4.05	Information Regarding Collateral
6.06	Litigation
6.08	Owned and Ground Lease Real Property
6.09	Environmental Matters

v

“Aircraft Permits” means all certificates, franchises, licenses, registrations, permits, rights, designations, authorizations, exemptions, concessions and consents necessary for each Aircraft Operating Party to operate its Aircraft and conduct its business and operations as an Air Carrier as conducted on the Closing Date.

“Aircraft Regulations” means any law or regulation, official directive or recommendation, mandatory requirement, or contractual undertaking, or airworthiness requirement or limitation, which applies to the Aircraft Operating Party or its Aircraft, including any rules or regulations of the Federal Aviation Administration.

“Aircraft Related Documents” means any Irrevocable De-Registration and Export Request Authorization for each Aircraft subject to an Aircraft Mortgage, and such other documents under applicable Federal Aviation Administration requirements of Law as are necessary to perfect the Liens created, or purported to be created, with respect to the Aircraft.

“Allocable Amount” has the meaning specified in Section 2.15(c)(ii).

“ALTA Survey” means a survey satisfactory to the Administrative Agent in its Permitted Discretion prepared in accordance with the standards adopted by the American Land Title Association and the American Congress on Surveying and Mapping in 1997, known as the “Minimum Standard Detail Requirements of Land Title Surveys” and sufficient form to satisfy the requirements of any applicable title insurance company to provide extended coverage over survey defects and shall also show the location of all easements, utilities, and covenants of record, dimensions of all improvements, encroachments from any adjoining property, and certify as to the location of any flood plain area affecting the subject Real Property.

“Annual Financial Statements” means the draft version 9 Consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2016, and the related Consolidated statement of operations, stockholders’ investment and cash flows for the fiscal year of the Company and its Subsidiaries then ended, including the notes thereto.

“Anti-Corruption Laws” shall have the meaning specified in Section 6.21.

“Anti-Money Laundering Laws” shall have the meaning specified in Section 8.18.

“Applicable CapX Percentage” means with respect to any CapX Lender at any time, such CapX Lender’s Applicable Percentage in respect of the CapX Facility at such time.

“Applicable Margin”1 means ~~(x)(a)~~ :

(a) with respect to Term Loans ~~that are LIBOR Loans, 2.25%, and (b)~~ , the percentages per annum set forth below, for the period set forth below:

Period	LIBOR Loans	Base Rate Loans
Sixth Amendment Effective Date to March 31, 2019	2.75%	1.75%
April 1, 2019 to June 30, 2019	3.00%	2.00%
July 1, 2019 to September 30, 2019	3.25%	2.25%
October 1, 2019 and thereafter	3.50%	2.50%

[1]	Rights Offering Effective Date.

(b) with respect to ~~Term Loans that are Base Rate Loans, 1.25%, and (y) with respect to~~ any other Type of Loan, the percentages per annum set forth below, as based upon the Average Availability for the immediately preceding fiscal quarter:

~~Level~~	~~Average Availability~~
Level	Average Availability LIBOR Loans	Base Rate Loans	LIBOR FILO Loans	Base Rate FILO Loans
I	> $60,000,000	1.75%	~~1.50~~0.75%	~~0.50~~2.75%	~~2.50%1.50~~	1.75%
II	≤ $60,000,000 but > $30,000,000	2.00%	~~1.75~~1.00%	~~0.75~~3.00%	~~2.75~~2.00%	~~1.75~~ %
III	≤ $30,000,000	2.25%	1.25%	3.25%		2.25%

From the Closing Date until the first day of each fiscal quarter, commencing with January 1, 2018 (the “Adjustment Date”) margins shall be determined as if Level II were applicable. Thereafter, any increase or decrease in the Applicable Margin resulting from a change in Average Availability shall become effective as of each Adjustment Date based upon Average Availability for the immediately preceding fiscal quarter. If any Borrowing Base Certificate (including any required financial information in support thereof) of the Borrowers is not received by Administrative Agent by the date required pursuant to Section 7.02(a), then the Applicable Margin shall be determined as if the Average Availability for the immediately preceding fiscal quarter is at Level III until such time as such Borrowing Base Certificate and supporting information are received.

“Applicable Percentage” means (a) in respect of the Revolving Credit Facility, with respect to any Revolving Credit Lender at any time, the percentage (carried out to the ninth decimal place) of the Revolving Credit Facility, represented by the amount of the Revolving Credit Commitment of such Revolving Credit Lender at such time; provided that if the Aggregate Revolving Credit Commitments have been terminated at such time, then the Applicable Percentage of each Revolving Credit Lender shall be the Applicable Percentage of such Revolving Credit Lender immediately prior to such termination and after giving effect to any subsequent assignments, (b) in respect of the Term Loan Facility, with respect to any Term Lender at any time, the percentage (carried out to the ninth decimal place) of the Term Loan Facility represented by (i) on or prior to the Closing Date, such Term Lender’s Term Loan Commitment at such time and (ii) thereafter, the Outstanding Amount of such Term Lender’s Term Loans at such time, and (c) in respect of the CapX Facility, with respect to any CapX Lender at any time, the percentage (carried out to the ninth decimal place) of the CapX Facility represented by (i) the undrawn amount of such CapX Lender’s CapX Commitment at such time plus (ii) the Outstanding Amount of such CapX Lender’s CapX Loans at such time. The initial Applicable Percentage of each Lender with respect to each Facility is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Revolving Credit Percentage” means with respect to any Revolving Credit Lender at any time, such Revolving Credit Lender’s Applicable Percentage in respect of the Revolving Credit Facility at such time.

“Appraised Value” means, with respect to Eligible Equipment, the fair market value of such Eligible Equipment as set forth in the most recent Acceptable Appraisal.

“Appropriate Lender” means, at any time, (a) with respect to any Facility, a Lender that has a Commitment with respect to such Facility or holds a Loan under such Facility at such time, (b) with respect to the Letter of Credit Sublimit, (i) the Letter of Credit Issuer and (ii) if any Letters of Credit have been issued, the Revolving Credit Lenders and (c) with respect to the Swing Line Sublimit, (i) the Swing Line Lender and (ii) if any Swing Line Loans are outstanding, the Revolving Credit Lenders.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means BMO Capital and JPMorgan Chase Bank, N.A.~~.~~

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit E or any other form approved by the Administrative Agent.

“Assumed Indebtedness” means Indebtedness of a Person which is (a) in existence at the time such Person becomes a Subsidiary or (b) assumed in connection with an Investment in or Acquisition of such Person, and which, in each case, (i) has not been incurred or created in connection with, or in anticipation or contemplation of, such Person becoming a Subsidiary, (ii) only such Person (or its Subsidiaries so acquired) are obligors with respect to such Indebtedness, (iii) such Indebtedness is not a revolving loan facility; and (iv) such Indebtedness is not secured by any Liens on Accounts or Aircraft Parts.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease, and (c) in respect of any sale and leaseback transaction, the present value (discounted at the implied interest rate in such transaction compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such sale and leaseback transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

“Auditor” has the meaning specified in Section 7.01(a).

“Auto-Extension Letter of Credit” has the meaning specified in Section 2.03(b)(iii).

“Availability” means (a) the Maximum Borrowing Amount minus (b) Total Revolving Credit Outstandings.

In calculating Availability at any time and for any purpose under this Agreement, the Borrower Agent, on behalf of the Borrowers, shall certify to the Administrative Agent that all accounts payable and Taxes are being paid on a timely basis consistent with past practices (absent which the Administrative Agent may establish a Reserve therefor).

“Availability Block”~~means $15,000,000.~~2 means an amount equal to $20,000,000 minus the sum of (a) if all Term Loans have been indefeasibly paid in full in cash, together with all accrued and unpaid interest thereon, $5,000,000 on the first Business Day after such repayment in full and at all times thereafter, (b) if the Consolidated Fixed Charge Coverage Ratio is equal to or greater than 1.00 to 1.00 but less than 1.25 to 1.00, as evidenced by the Compliance Certificate required by Section 7.02(c) for the most recently ended Measurement Period, $5,000,000 on the first Business Day after delivery of such Compliance Certificate and at all times thereafter and (c) if the Consolidated Fixed Charge Coverage Ratio is equal to or greater than 1.25 to 1.00, as evidenced by the Compliance Certificate required by Section 7.02(c) for the most recently ended Measurement Period, $15,000,000 on the first Business Day after delivery of such Compliance Certificate and at all times thereafter.

[2]	Rights Offering Effective Date.

“Availability Period” means (a) in respect of the Revolving Credit Facility, the period from the Closing Date to the Revolving Credit Termination Date and (b) in respect of the CapX Facility, the period from the Closing Date to the earliest of (i) the date that is four (4) years after the Closing Date, (ii) the Maturity Date and (iii) the date on which the CapX Loans under this Agreement have been declared or have automatically become due and payable (whether by acceleration or otherwise).

“Availability Reserves” means, without duplication of any other Reserves or items that are otherwise addressed or excluded through eligibility criteria, such reserves as the Administrative Agent from time to time determines in its Permitted Discretion as being appropriate (a) to reflect the impediments to the Administrative Agent’s ability to realize upon the Collateral consisting of Eligible Accounts or Eligible Aircraft Parts, (b) to reflect sums that any Loan Party could reasonably be expected to be required to pay under any Section of this Agreement or any other Loan Document (including taxes, assessments, insurance premiums, or, in the case of leased assets, rents or other amounts payable under such leases) and has failed to pay in a timely manner consistent with past practice, (c) to reflect amounts for which claims are reasonably expected to be asserted against the Collateral, the Administrative Agent or the Lenders or (d) to reflect criteria, events, conditions, contingencies or risks which adversely affect any component of the Borrowing Base, or the assets, business, financial performance or financial condition of any Loan Party. Without limiting the generality of the foregoing, Availability Reserves may include (but are not limited to) reserves based on (but without duplication of other reserves or adjustments): (i) Rent and Charge Reserves; (ii) customs duties, and other costs to release Aircraft Parts which is being imported into the United States; (iii) outstanding Taxes and other governmental charges, including, without limitation, ad valorem, real estate, personal property, sales, and other Taxes which could reasonably be expected to have priority over the interests of the Administrative Agent in the Collateral; (iv) salaries, wages and benefits due to employees of any Loan Party (including amounts for employee wage claims for earned wages, vacation pay, health care reimbursements and other amounts due under Wisconsin wage lien law, Wis. Stat 109.01, et seq., or any similar state or local law); (v) any liabilities that are or could reasonably be expected to become secured by Liens on the Collateral (including Permitted Liens) which could reasonably be expected to have priority over the Liens or interests of the Administrative Agent in the Collateral; (vi) Credit Product Reserves; (vii) reserves with respect to the salability of Eligible Aircraft Parts or which reflect such other factors as affect the market value of the Eligible Aircraft Parts, including obsolescence, seasonality, shrink (i.e., lost, misplaced, stolen, or is otherwise unaccounted for), vendor chargebacks, imbalance, change in Aircraft Parts character, composition or mix, markdowns and out of date and/or expired Aircraft Parts; (viii) [reserved]; (ix) brokers fees; (x) the Dilution Reserve; and (xi) reserves in the amount of all unpaid annual tag and title fees in respect of Rolling Stock constituting Collateral.

“Average Availability” means for any period, the average daily amount of Availability during such period.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” means Title 11 of the United States Code.

“Base Rate” means, for any day, a fluctuating rate per annum equal to the highest of (a) the rate of interest announced by BMO from time to time as its prime rate for such day (with any change in such rate announced by BMO taking effect at the opening of business on the day specified in the public announcement of such change); (b) the Federal Funds Rate for such day, plus 0.50%; or (c) the LIBOR Rate for a one month Interest Period plus 1.00%. In no event shall Base Rate be less than 0%.

“Base Rate CapX Loan” means a segment of a CapX Loan that bears interest based on the Base Rate.

“Base Rate Loan” means a Base Rate Revolving Credit Loan, a Base Rate Term Loan, or a Base Rate CapX Loan.

“Base Rate Revolving Credit Loan” means a Revolving Credit Loan that bears interest based on the Base Rate.

“Base Rate Term Loan” means a segment of a Term Loan that bears interest based on the Base Rate.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation, in form and substance satisfactory to each Lender.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Blocked Person” shall have the meaning specified in Section 6.21.

“BMO” means BMO Harris Bank N.A.

“BMO Capital” means BMO Capital Markets.

“Board of Directors” means, with respect to any Person, (a) in the case of any corporation, the board of directors of such Person or any committee thereof duly authorized to act on behalf of such board, (b) in the case of any limited liability company, the board of managers or board of directors or sole member or manager of such Person or any Person or any committee thereof duly authorized to act on behalf of such board, (c) in the case of any partnership, the Board of Directors of a general partner of such Person and (d) in any other case, the functional equivalent of the foregoing.

“Borrower Agent” has the meaning specified in Section 2.15(g).

“Borrowers” has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 7.02.

“Borrowing” means any of (a) a Revolving Credit Borrowing, (b) a Term Borrowing (c) a Swing Line Borrowing, or (d) a CapX Borrowing, as the context may require.

“Borrowing Base” means, at any time of calculation, an amount equal to:

(a) the Value of Eligible Credit Enhanced Accounts (less all cash received but not yet applied in respect of such Eligible Credit Enhanced Accounts) multiplied by 90%; plus the parent of which issues) commercial paper rated as described in the first portion of clause (c) above, (iii) is organized under the laws of the United States or of any state thereof and (iv) has combined capital and surplus of at least $250,000,000;

(e) readily marketable general obligations of any corporation organized under the laws of any state of the United States of America, payable in the United States of America, expressed to mature not later than twelve months following the date of issuance thereof and rated A or better by S&P or A3 or better by Moody’s; and

(f) readily marketable shares of investment companies or money market funds that, in each case, invest solely in the foregoing Investments described in clauses (a) through (e) above.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

“CFC” has the meaning specified in the definition of “Excluded Subsidiary”.

“CFCHC” has the meaning specified in the definition of “Excluded Subsidiary”.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following:

(a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means an event or series of events after the date of this Agreement by which:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of the Company or its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-4 and 13d-6 under the Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 35% or more of the Voting Stock of the Company on a fully-diluted basis (and taking into account all such Voting Stock that such person or group has the right to acquire pursuant to any option right); ~~or~~provided, that, notwithstanding the foregoing, Elliott Associates, L.P., a Delaware limited partnership and/or Elliott International, L.P., a Cayman Islands, British West Indies limited partnership may acquire more than 35% of the Voting Stock of the Company in connection with any Rights Offering Back-Stop Agreement;

(b) during any period of 24 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Company cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body;

(c) the Company shall fail to own and control, beneficially and of record (directly or indirectly), 100% of the issued and outstanding Equity Interests of each of any other Loan Party, except where such failure is the result of a transaction permitted under the Loan Documents; or

(d) any “change of control” or similar event under the Permitted Replacement Term Debt.

“Closing Date” means the first date all the conditions precedent in Section 5.01 are satisfied or waived in accordance with Section 11.01 (or, in the case of Section 5.01(b), waived by the Person entitled to receive the applicable payment), which date is July 21, 2017.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means, collectively, certain property of the Loan Parties or any other Person in which the Administrative Agent or any Secured Party is granted a Lien under any Security Instrument as security for all or any portion of the Obligations or any other obligation arising under any Loan Document.

“Commitment” means a Term Loan Commitment, a Revolving Credit Commitment, or a CapX Commitment, as the context may require.

“Commitment Increase” has the meaning specified in Section 2.18(a).

“Committed Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of LIBOR Loans, in each case, described in Section 2.02.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Company” has the meaning specified in the introductory paragraph hereto.

“Compliance Certificate” means a certificate substantially in the form of Exhibit B.

“Concentration Account” has the meaning specified in Section 4.04(b).

“Conforming Credit Product Obligations” means Credit Product Obligations (a) established pursuant to a Credit Product Notice delivered at a time no Event of Default shall be continuing and (b) up to a maximum amount (or, in the case of Credit Product Obligations arising under Swap Contracts, the Swap Termination Value thereunder) specified in such Credit Product Notice (whether delivered to establish or increase the amount thereof) to the extent that no Overadvance would exist if a Credit Product Reserve were established therefore on the date of such Credit Product Notice.

Agreement shall be annualized for any Measurement Period ending on or before July 31, 2018 (e.g., for the Measurement Period ending on July 31, 2017, multiplying such payments for the one month period then ending by 12, and for the Measurement Period ending on August 31, 2017, multiplying such payments for the two month period then ending by 6), (c) all Restricted Payments made in cash during such period (excluding the redemption of shares of (x) Existing Series E Preferred Stock with proceeds from a Specified Disposition and/or Permitted Replacement Term Debt and/or (y) Existing Series F Preferred Stock on the Closing Date), and (d) the aggregate amount of federal, state, local and foreign income taxes paid in cash, in each case, of or by the Company and its Restricted Subsidiaries for the most recently completed Measurement Period.

“Consolidated Funded Indebtedness” means, as of any date of determination, for the Company and its Restricted Subsidiaries on a Consolidated basis, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money Indebtedness, (c) all direct obligations arising under standby and commercial letters of credit (excluding the undrawn amount thereof), bankers’ acceptances, bank guaranties (excluding the amounts available thereunder as to which demand for payment has not yet been made), surety bonds (excluding the amounts available thereunder as to which demand for payment has not yet been made) and similar instruments, (d) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the Ordinary Course of Business), (e) Attributable Indebtedness in respect of Capital Leases and Synthetic Lease Obligations, (f) without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (e) above of Persons other than the Company or any Subsidiary, and (g) all Indebtedness of the types referred to in clauses (a) through (f) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Company or a Restricted Subsidiary is a general partner or joint venturer, to the extent such Indebtedness is recourse to the Company or such Restricted Subsidiary.

“Consolidated Interest Charges” means, with respect to the Company and its Subsidiaries for any period ending on the date of computation thereof, the gross interest expense of the Company and its Restricted Subsidiaries, including without limitation (a) the current amortized portion of all fees (including fees payable in respect of any Swap Contract in the nature of an interest rate hedge and all fees payable in respect of any Letter of Credit) payable in connection with the incurrence of Indebtedness to the extent included in gross interest expense and (b) the portion of any payments made in connection with Capital Leases allocable to interest expense, all determined on a Consolidated basis; provided, however, that Consolidated Interest Charges shall include the amount of payments in respect of Synthetic Lease Obligations that are in the nature of interest.

“Consolidated Net Income” means, with respect to the Company and its Restricted Subsidiaries for any period, the aggregate of all amounts that, in accordance with GAAP, would be included as net income (or net loss) of the Company and its Restricted Subsidiaries for such period, excluding (a) any gains and/or losses from dispositions of assets outside of the Ordinary Course of Business of the Company and its Restricted Subsidiaries and related tax effects in accordance with GAAP, (b) any extraordinary gains and/or any extraordinary losses, (c) any gains and/or losses from discontinued operations, (d) the income (or loss) of any Person which is not a Restricted Subsidiary of the Company, except to the extent of the amount of dividends or other distributions actually paid to the Company or any Restricted Subsidiary thereof in cash by such Person during such period and the payment of dividends or similar distributions by that Person is not at the time of such payment or distribution prohibited by operation of the terms of its charter or of any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Person and (e) the income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary of the Company or is merged into or consolidated

“Dilution Reserve” means, at any date of determination, (a) the percentage amount by which the Dilution Percent exceeds five percent (5%) times (b) the amount of Eligible Accounts of the Loan Parties.

“Direct Foreign Subsidiary” means a Subsidiary, other than a Domestic Subsidiary that is not a CFCHC, a majority of whose Voting Equity Interests are owned by the Borrowers or a Domestic Subsidiary.

“Disposition “ or “Dispose” means the sale, transfer, license, lease, Division or other disposition (including any sale and leaseback transaction and any casualty or condemnation) of any property (including any Equity Interest), or part thereof, by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Equity Interest” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the Maturity Date, (b) is convertible into or exchangeable for debt securities (unless only occurring at the sole option of the issuer thereof), (c) (i) contains any repurchase obligation that may come into effect prior to, or (ii) provides the holders thereof with any rights to receive any cash upon the occurrence of a change of control (other than Preferred Stock under the Existing Investment Agreement existing on the Closing Date and the Second Amendment Series E Preferred Stock (but excluding any reissuance thereof)) or sale of assets prior to, in each case, the date that is 91 days after the Maturity Date; provided, however, that (i) with respect to any Equity Interests issued to any employee or to any plan for the benefit of employees of the Company or its Subsidiaries or by any such plan to such employees, such Equity Interest shall not constitute Disqualified Equity Interests solely because it may be required to be repurchased by the Company or one of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, resignation, death or disability and (ii) any class of Equity Interest of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of an Equity Interest that is not a Disqualified Equity Interest, such Equity Interests shall not be deemed to be Disqualified Equity Interests and (iii) only the portion of such Equity Interests which so matures or is so mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Equity Interests.

“Disqualified Institution” means, on any date, (a) any Person set forth on Schedule 11.06 and (b) so long as no Event of Default has occurred and is continuing, any other Person that is a bona fide competitor of the Company or any of its Subsidiaries, which Person has been designated by the Company as a “Disqualified Institution” by written notice to the Administrative Agent and the Lenders (by the Administrative Agent posting such notice to the Lenders) from time to time that is reasonably acceptable to the Administrative Agent; provided, irrespective of the occurrence or continuance of an Event of Default, “Disqualified Institutions” shall exclude any Person that the Company has designated as no longer being a “Disqualified Institution” by written notice delivered to the Administrative Agent and the Lenders from time to time.

“Division” means, in reference to any Person which is an entity, the division of such Person into two (2) or more separate Persons, with the dividing Person either continuing or terminating its existence as part of such division, including as contemplated under Section 18- 217 of the Delaware Limited Liability Act for limited liability companies formed under Delaware law, or any analogous action taken pursuant to any other applicable Law with respect to any corporation, limited liability company, partnership or other entity. The word “Divide,” when capitalized, shall have a correlative meaning.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States (but excluding any territory or possession thereof).

“Dominion Trigger Period” means the period (a) commencing on the day that (i) an Event of Default has occurred and is continuing or (ii) Adjusted Excess Availability is less than the greater of (x) ten percent (10.0%) of the Maximum Borrowing Amount at such time and (y) $17,500,000 for a period of five (5) consecutive Business Days, and (b) continuing until the date that during the previous thirty (30) consecutive days, (i) no Event of Default has existed, and (ii) Adjusted Excess Availability has been equal to or greater than the greater of (x) ten percent (10%) of the Maximum Borrowing Amount at such time and (y) $ 17,500,000; provided, that, a Dominion Trigger Period shall commence on the Fifth Amendment Effective Date and continue until the requirements set forth in clause (b) above have been satisfied and the Company has received net cash proceeds from the issuance of Equity Interests (other than Disqualified Equity Interest) of at least $30,000,000.

“DQ List” has the meaning specified in Section 11.06(d).

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Accounts” means Accounts due to a Loan Party that are determined by the Administrative Agent, in its Permitted Discretion, to be Eligible Accounts. Except as otherwise agreed by the Administrative Agent, none of the following shall be deemed to be Eligible Accounts:

(a) Accounts that are (i) not fully earned by performance (or otherwise represent a progress billing or pre-billing) or (ii) not evidenced by an invoice which has been delivered to the applicable Account Debtor;

(b) Accounts that have been outstanding for more than ninety (90) days from the invoice date or more than sixty (60) days past the original due date whichever comes first;

(c) Accounts due from any Account Debtor, fifty percent (50%) of whose Accounts are otherwise ineligible under clause (b) above;

(d) Accounts with respect to which (i) the representations and warranties set forth in the Loan Documents with respect thereto are not true and correct in all material respects, (ii) a Loan Party does not have good, valid and marketable title thereto, free and clear of any Lien (other than Permitted Liens described in clauses (a), (c) and (n) of Section 8.02), (iii) are not subject to a perfected first priority Lien in favor of the Administrative Agent, or (iv) the applicable Account Debtor has not been instructed

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with any Loan Party within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of any Loan Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(3) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Loan Party or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Loan Party or any ERISA Affiliate.

“EU Bail-In Legislation Schedule” means the EU Bail- In Legislation Schedule published by the Loan Market Association (or any successor thereto), as in effect from time to time.

“Eurocurrency liabilities” has the meaning specified in Section 3.04(e).

“Event of Default” has the meaning specified in Section 9.01.

“Exchange Act” means the Securities Exchange Act of 1934 and the regulations promulgated thereunder.

“Excluded Deposit Account” (a) Deposit Accounts the balance of which consists exclusively of withheld income taxes and federal, state or local employment taxes, (b) all Deposit Accounts constituting (and the balance of which consists solely of funds set aside in connection with) payroll accounts, trust or escrow accounts, or accounts dedicated to the payment of accrued employee benefits, medical, dental and employee benefits claims to employees of any Loan Party, (c) zero balance disbursement accounts and (d) other Deposit Accounts maintained in the Ordinary Course of Business containing cash amounts that do not exceed at any time $50,000 for any such account and $250,000 in the aggregate for all such accounts under this clause (d).

“Excluded Equity Interests” shall mean (a) any of the outstanding Voting Equity Interests of any CFC or CFCHC that is a Direct Foreign Subsidiary of a Loan Party in excess of 65% of all the Voting Equity Interests of such CFC or CFCHC, (b) any Voting Equity Interests of any CFC or CHCHC that is not a Direct Foreign Subsidiary of a Loan Party, (c) the Equity Interests of a Subsidiary that is not a wholly-owned Subsidiary the pledge of which would violate a contractual obligation to the owners of the other Equity Interests of such Subsidiary (other than any such owners that are the Company or Affiliates of the Company) that is binding on or relating to such Equity Interests, or the applicable organizational documents, joint venture agreement or shareholders’ agreement of such Subsidiary, and (d) Equity Interests of any Immaterial Subsidiary or Unrestricted Subsidiaries.

“Excluded Real Property” means (a) any fee-owned Real Property of a Credit Party with a Fair Market Value of less than $2,500,000 individually, (b) any Real Property that is not pledged to secure the Permitted Replacement Term Debt, and (c) any Real Property with respect to which, in the reasonable

“Intellectual Property” means all past, present and future: trade secrets, know-how and other proprietary information; trademarks, uniform resource locations (URLs), internet domain names, service marks, sound marks, trade dress, trade names, business names, designs, logos, slogans (and all translations, adaptations, derivations and combinations of the foregoing) indicia and other source and/or business identifiers, and the goodwill of the business relating thereto and all registrations or applications for registrations which have heretofore been or may hereafter be issued thereon throughout the world; copyrights (including copyrights for computer programs) and copyright registrations or applications for registrations which have heretofore been or may hereafter be issued throughout the world and all tangible property embodying the copyrights, unpatented inventions (whether or not patentable); patent applications and patents; industrial design applications and registered industrial designs; license agreements related to any of the foregoing and income therefrom; books, records, writings, computer tapes or disks, flow diagrams, specification sheets, computer software, source codes, object codes, executable code, data, databases and other physical manifestations, embodiments or incorporations of any of the foregoing; the right to sue for all past, present and future infringements of any of the foregoing; all other intellectual property; and all common law and other rights throughout the world in and to all of the foregoing.

“Intercreditor Agreement” means any intercreditor agreement with a holder of Indebtedness permitted hereby that is required to be (or otherwise may be) subject to an “Intercreditor Agreement”, such agreement to contain terms and provisions reasonably acceptable to the Administrative Agent, and shall include (a) any intercreditor agreement entered into with the holders of any Permitted Replacement Term Debt and (b) any intercreditor and/or subordination agreement entered into with any holder of Subordinated Indebtedness.

“Interest Payment Date” means, (a) as to any LIBOR Loan, (i) the last day of each Interest Period applicable to such LIBOR Loan; provided that if any Interest Period for a LIBOR Loan is greater than three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates (ii) any date that such Loan is prepaid or converted, in whole or in part, and (iii) the Maturity Date; and (b) as to any Base Rate Loan (including a Swing Line Loan), (i) the first day of each month with respect to interest accrued through the last day of the immediately preceding month, (ii) any date that such Loan is prepaid or converted, in whole or in part, and (iii) the Maturity Date; provided, further, that interest accruing at the Default Rate shall be payable from time to time upon demand of the Administrative Agent.

“Interest Period” means, as to each LIBOR Loan, the period commencing on the date such LIBOR Loan is disbursed or converted to or continued as a LIBOR Loan and ending, in each case, on the date one, two, three or six months thereafter, as selected by the Borrower Agent in its Committed Loan Notice; provided that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period shall extend beyond the Maturity Date.

“International Registry” means the international registry established in accordance with the Cape Town Convention.

“Loan” means an extension of credit under Article II in the form of a Revolving Credit Loan, a Term Loan, a CapX Loan, a Protective Advance or a Swing Line Loan.

“Loan Account” has the meaning assigned to such term in Section 2.11(a).

“Loan Documents” means this Agreement, each Note, each Security Instrument, each Committed Loan Notice, Swing Line Loan Notice, the Vehicle Title Custodial Agreement, each Issuer Document, each Borrowing Base Certificate, each Compliance Certificate, any Intercreditor Agreement, the Fee Letter, any agreement creating or perfecting rights in Cash Collateral securing any Obligation hereunder and all other instruments and documents heretofore or hereafter executed or delivered to or in favor of any Lender or the Administrative Agent in connection with the Loans made and transactions contemplated by this Agreement, but excluding, for the avoidance of doubt, Credit Product Arrangements.

“Loan Obligations” means all Obligations other than amounts (including fees) owing by any Loan Party pursuant to any Credit Product Arrangements.

“Loan Parties” means the Borrowers and each Guarantor.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Material Acquisition” means any Acquisition or series of related Acquisitions that involves the payment of gross consideration by the Company in excess of $15,000,000.

“Material Adverse Effect “ means (a) a material adverse change in, or a material adverse effect on, the operations, business, assets, properties, liabilities (actual or contingent), or financial condition of either (i) the Borrowers, taken as a whole or (ii) the Company and its Restricted Subsidiaries, taken as a whole; (b) a material impairment of the ability of the Loan Parties to perform their obligations under the Loan Documents; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability of this Agreement or the other Loan Documents or on the ability of the Administrative Agent to collect any Obligation or realize upon any material portion of the Collateral.

“Material Contract” means any agreement or arrangement to which a Loan Party or Restricted Subsidiary is party (other than the Loan Documents) (a) that is deemed to be a material contract under the Securities Act of 1933; (b) for which breach, termination, nonperformance or failure to renew could reasonably be expected to have a Material Adverse Effect; or (c) that relates to Subordinated Debt or the Permitted Replacement Term Debt, or to Indebtedness in an aggregate amount of $10,000,000 or more.

“Material Disposition” means any Disposition or series of related Dispositions that involves gross proceeds to the Company in excess of $15,000,000.

“Material License” has the meaning assigned to such term in Section 7.15.

“Material Third-Party Agreement” has the meaning assigned to such term in Section 7.17(a).

“Maturity Date” means July 21, 2022.

“Maximum Borrowing Amount” means (i) the lesser of (A) the Aggregate Revolving Credit Commitments, and (B) the Borrowing Base, minus (ii) the Availability Block. Notwithstanding anything

“Outstanding Amount” means (a) with respect to CapX Loans, Term Loans, Revolving Credit Loans, Protective Advances and Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any Borrowings and any prepayments or repayments of Cap X Loans, Term Loans, Revolving Credit Loans, Protective Advances or Swing Line Loans occurring on such date; and (b) with respect to any Letter of Credit Obligations on any date, (i) the aggregate outstanding amount of such Letter of Credit Obligations on such date after giving effect to any Letter of Credit Extension occurring on such date plus and any other changes in the aggregate amount of the Letter of Credit Obligations as of such date, including as a result of any reimbursements by the Borrowers of Unreimbursed Amounts and all Letter of Credit Borrowings on such date.

“Overadvance” has the meaning given to such term in Section 2.01(d)(i)(A).

“Overadvance Loan” means a Base Rate Revolving Credit Loan made when an Overadvance exists or is caused by the funding thereof.

“Overnight Rate” means, for any day and from time to time as in effect, the greater of (a) the Federal Funds Rate and (b) an overnight rate determined by the Administrative Agent, the Letter of Credit Issuer, or the Swing Line Lender, as the case may be, in accordance with banking industry rules on interbank compensation.

“Participant” has the meaning assigned to such term in clause (d) of Section 11.06.

“Participant Register” has the meaning assigned to such term in clause (d) of Section 11.06.

“Patent Security Agreement” means any patent security agreement pursuant to which a Loan Party assigns to Administrative Agent, for the benefit of the Secured Parties, such Person’s interests in its patents, as security for the Obligations.

“PATRIOT Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Payment Conditions“3 means, with respect to any Specified Transaction, the satisfaction of the following conditions:

(a) as of the date of any such Specified Transaction and immediately after giving effect thereto, no Event of Default has occurred and is continuing;

(b) Adjusted Excess Availability immediately before and after giving Pro Forma Effect to such Specified Transaction, and on an average basis during the thirty (30) consecutive day period ending on and including the date of such Specified Transaction, shall be not less than, the greater of (A) 12.5 % of the Maximum Borrowing Amount and (B) $20,000,000;

(c) the Consolidated Fixed Charge Coverage Ratio as of the end of the most recently ended twelve month period prior to the making of such Specified Transaction, calculated on a Pro Forma Basis, shall be equal to or greater than 1.00 to 1.00; provided that, with respect to any Specified Transaction (other than any Specified Restricted Payment, which shall always require compliance with the Consolidated Fixed Charge Coverage Ratio test in this clause (c)), the Consolidated Fixed Charge Coverage Ratio test described in this clause (c) shall not apply if the Adjusted Excess Availability

[3]	Rights Offering Effective Date.

(b) no Default or Event of Default shall have occurred and be continuing either immediately prior to or immediately after giving effect to such Acquisition;

(c) the Payment Conditions are satisfied; and

(d) The Borrower Agent shall have furnished the Administrative Agent with ten (10) days’ prior written notice of such intended Acquisition and shall have furnished the Administrative Agent with a current draft of the applicable acquisition documents (and final copies thereof as and when executed), and to the extent available, appropriate financial statements of the Person which is the subject of such Acquisition, pro forma projected financial statements for the twelve (12) month period following such Acquisition after giving effect to such Acquisition (including balance sheets, cash flows and income statements by month for the acquired Person, individually, and on a Consolidated basis with all Loan Parties), and, to the extent available, such other information as the Administrative Agent may reasonably request.

“Permitted Acquisitions CapX Equipment” means CapX Equipment acquired by a Loan Party in connection with a Permitted Acquisition.

“Permitted Discretion” means a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.

“Permitted Earn-Out Payments” means: (x) earn-out payments existing on the Closing Date and set forth on Schedule 1.04, and (y) earn-out payments incurred after the Closing Date in connection with a Permitted Acquisition or other Investment permitted by this Agreement.

“Permitted Liens” has the meaning specified in Section 8.02.

“Permitted Replacement Term Debt” means the Indebtedness of the Company evidenced by the Permitted Replacement Term Debt Documents and satisfying the Permitted Replacement Term Debt Requirements.

“Permitted Replacement Term Debt Credit Agreement” means any credit agreement or similar loan document or indenture among the Company, the guarantors signatory thereto, and the applicable term lender, note purchaser or similar creditor, or trustee for the benefit of such creditors or noteholders, satisfying the Permitted Replacement Term Debt Requirements, as amended, supplemented, restated or otherwise modified from time to time in accordance with this Agreement and any applicable Intercreditor Agreement.

“Permitted Replacement Term Debt Documents” means the Permitted Replacement Term Debt Credit Agreement and all material security agreements, guaranties, mortgages and other material related loan documents entered into in connection therewith.

“Permitted Replacement Term Debt Requirements” means, with respect to any Permitted Replacement Term Debt, the satisfaction of the following conditions with respect to such Indebtedness: (a) the aggregate outstanding principal amount of such Indebtedness shall not exceed $~~90,000,000 plus accrued interest, dividends and premiums, and reasonable fees and expenses incurred in connection with the refinancing of the Existing Series E Preferred Stock at any time, (b~~75,000,000, (b) the proceeds of the Permitted Replacement Term Debt shall pay the outstanding Term Loans in full, and any excess proceeds of the Permitted Replacement Term Debt shall be used by the Borrower and the Guarantors for general corporate purposes, (c) such Indebtedness shall not mature prior to the date that is 91 days after the Maturity Date in effect at the time of the issuance of such Indebtedness, except upon the occurrence of a change of control or similar event (including asset sales), in each case so long as the provisions relating to change of control or similar events (including asset sales) included in the governing instrument of such Indebtedness provide that the provisions of this Agreement must be satisfied prior to the satisfaction of such provisions of such Indebtedness, (~~c~~d) such Indebtedness is not Guaranteed by any Subsidiary of the Company other than the Loan Parties, (~~d~~e) such Indebtedness, if secured, is secured only by a first-priority Lien on Real Property, a first-priority Lien on Rolling Stock, a first-priority Lien on Aircraft or a second-priority Lien on the other Collateral (or ~~both~~any combination of the foregoing), (~~e~~f) the Permitted Replacement Term Debt Documents include amortization provisions that are (i) customary for deals of such size and nature and (ii) reasonably acceptable to the Administrative Agent, (~~f~~g) the terms of the Permitted Replacement Term Debt Documents are not materially more restrictive than the terms of this Agreement; ~~(g~~and (h) such Indebtedness shall be subject to an Intercreditor Agreement reasonably satisfactory to the Administrative Agent, addressing (without limitation) access, disposition, lien priority, and other customary terms~~, and (h) the Payment Conditions are satisfied, after taking such Indebtedness into account~~.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of any Loan Party or any ERISA Affiliate or any such Plan to which any Loan Party or any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Plan of Reorganization” has the meaning specified in Section 11.06(i)(c).

“Platform” has the meaning specified in Section 7.02.

“Priority Swap Obligations” means Credit Product Obligations under Swap Contracts (a) owing to BMO or its Affiliates (so long as BMO (in its discretion) shall have established a Credit Product Reserve with respect thereto) or (b) owing to any other Credit Product Provider and expressly identified as “Priority Swap Obligations” in a Credit Product Notice from the Borrower Agent and such Credit Product Provider to the Administrative Agent (which at all times shall be subject to a Credit Product Reserve).

“Pro Forma Adjustment” means, for the purposes of calculating Consolidated EBITDA for any Measurement Period, if at any time during such Measurement Period the Company, any Borrower or any of its Restricted Subsidiaries shall have made a Material Acquisition or Material Disposition, Consolidated EBITDA for such Measurement Period shall be calculated after giving pro forma effect thereto as if any such Material Acquisition or Material Disposition occurred on the first day of such Measurement Period, including (a) with respect to an any Material Acquisition, inclusion of (i) the actual historical results of operation of such acquired Person or line of business during such Measurement Period and (ii) pro forma adjustments arising out of events which are directly attributable to such Material Acquisition, are factually supportable, and are expected to have a continuing impact, in each case, that are either mutually and reasonably agreed upon by the Borrowers and the Administrative Agent, or else determined on a basis consistent with Article 11 of Regulation S-X promulgated under the Securities Act and as interpreted by the staff of the SEC) and (b) with respect to any Material Disposition, exclusion of the actual historical results of operations of the disposed of Person or line of business or assets during such Measurement Period.

“Pro Forma Basis,” “Pro Forma Compliance” and “Pro Forma Effect” means, with respect to compliance with any test, financial ratio or covenant hereunder required by the terms of this Agreement to be made on a pro forma basis, that (a) to the extent applicable, the Pro Forma Adjustment shall have been Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Revolving Credit Exposure” means, as to any Lender at any time, the aggregate principal amount at such time of its outstanding Revolving Credit Loans and such Lender’s participation in Letter of Credit Obligations, Swing Line Loans and Protective Advances at such time.

“Revolving Credit Facility” means the facility described in Sections 2.01(a), 2.03 and 2.04 providing for Revolving Credit Loans, Letters of Credit and Swing Line Loans to or for the benefit of the Borrowers by the Revolving Credit Lenders, Letter of Credit Issuer and Swing Line Lender, as the case may be, in the maximum aggregate principal amount at any time outstanding of $200,000,000, as adjusted from time to time pursuant to the terms of this Agreement.

“Revolving Credit Lender” means each Lender that has a Revolving Credit Commitment or, following termination of the Revolving Credit Commitments, has any Revolving Credit Exposure.

“Revolving Credit Loan” has the meaning specified in Section 2.01(a).

“Revolving Credit Loan Note” means a promissory note made by the Borrowers in favor of a Revolving Credit Lender evidencing Revolving Credit Loans made by such Revolving Credit Lender, substantially in the form of Exhibit A-1.

“Revolving Credit Termination Date” means the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Revolving Credit Commitments pursuant to Section 2.07(a), and (c) the date of termination of the commitment of each Lender to make Loans and of the obligation of the Letter of Credit Issuer to make Letter of Credit Extensions pursuant to Section 9.02.

“Rights Offering” means the rights offering to existing holders of the Company’s common stock pursuant to that certain Form S-1 filed with the SEC on September 19, 2018, including, for the avoidance of doubt, pursuant to any Rights Offering Back-Stop Agreement.

“Rights Offering Back-Stop Agreement” means any standby purchase, back-stop or other agreement dated on or about the Sixth Amendment Effective Date between the Company and Elliott Associates, L.P., a Delaware limited partnership and/or Elliott International, L.P., a Cayman Islands, British West Indies limited partnership in connection with the Rights Offering.

“Rights Offering Effective Date” has the meaning specified in the Sixth Amendment.

“Rolling Stock” means any Equipment that (a) consists of trucks, tractors, trailers and/or other vehicles subject to certificates of title and (b) is owned by any Loan Party.

“Royalties” means all royalties, fees, expense reimbursement and other amounts payable by a Loan Party under a License.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc. and any successor thereto.

“Same Day Funds” means immediately available funds.

“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Second Amendment Effective Date” means January 30, 2018.

“Second Amendment Investment Agreement” means the Investment Agreement by and among the Company, Elliott Associates, L.P., a Delaware limited partnership, and Brockdale Investments LP, a Delaware limited partnership entered into within 30 days of the Second Amendment Effective Date on the terms described in paragraphs 1 and 2 of that certain commitment letter dated as of the Second Amendment Effective Date by and among the Company, Elliott Associates, L.P., a Delaware limited partnership, and Brockdale Investments LP, a Delaware limited partnership and otherwise on terms reasonably acceptable to the Administrative Agent.

“Second Amendment Series E Preferred Stock” means the “Series E Preferred Stock” as defined in, and issued pursuant to, the Second Amendment Investment Agreement (as amended by Amendment No. 1 to Investment Agreement and Termination of Equity Commitment Letter dated as of August 3, 2018, Amendment No. 2 to Investment Agreement dated as of September 19, 2018 and Amendment No. 3 to Investment Agreement dated as of November 8, 2018); provided that (A) the aggregate amount of such Preferred Stock shall not exceed $52,500,000, (B) such Preferred Stock shall be issued in increments of not less than $8,750,000, (C) the Net Cash Proceeds of each issuance of such Preferred Stock shall be applied to prepay Term Loans pursuant to Section 2.06(b)(i)(E) and (D) such Preferred Stock is issued by ~~December~~January 31, ~~2018.~~2019.

“Secured Party” means (a) each Lender, (b) each Credit Product Provider, (c) the Administrative Agent, (d) the Letter of Credit Issuer, (e) the Arrangers and (f) the successors and assigns of each of the foregoing.

“Secured Party Expenses” has the meaning specified in Section 11.04(a).

“Securities Laws” means the Securities Act of 1933, the Exchange Act, Sarbanes-Oxley and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the Public Company Accounting Oversight Board, as each of the foregoing may be amended and in effect on any applicable date hereunder.

“Security Agreement” means the Pledge and Security Agreement and Irrevocable Proxy dated as of the date hereof by the Loan Parties and the Administrative Agent for the benefit of the Secured Parties, substantially in the form of Exhibit C.

“Security Instruments” means, collectively or individually as the context may indicate, the Security Agreement, the Control Agreements, the Aircraft Mortgages, the Aircraft Related Documents, the Mortgages, the Mortgage Related Documents, the Copyright Security Agreement, the Trademark Security Agreement, each Lien Waiver and all other agreements (including securities account control agreements), instruments and other documents, whether now existing or hereafter in effect, pursuant to which any Loan Party or other Person shall grant or convey to the Administrative Agent or the Lenders a Lien in property as security for all or any portion of the Obligations.

“Settlement Date” has the meaning provided in Section 2.14.

“Sixth Amendment” means that certain Sixth Amendment to Credit Agreement dated as of November 8, 2018, among the Company, the Subsidiary Guarantors party thereto, the Lenders party thereto, and the Administrative Agent.

“Sixth Amendment Effective Date” means November 8, 2018.

“Solvent” means, as to any Person, such Person (a) owns property or assets whose fair salable value is greater than the amount required to pay all of its debts (including contingent, subordinated, unmatured and unliquidated liabilities); (b) owns property or assets whose present fair salable value (as defined below) is greater than the probable total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of such Person as they become absolute and matured; (c) is able to pay all of its debts as they mature; (d) has capital that is not unreasonably small for its business and is sufficient to carry on its business and transactions and all business and transactions in which it is about to engage; (e) is not “insolvent” within the meaning of Section 101(32) of the Bankruptcy Code; and (f) has not incurred (by way of assumption or otherwise) any obligations or liabilities (contingent or otherwise) under any Loan Documents, or made any conveyance in connection therewith, with actual intent to hinder, delay or defraud either present or future creditors of such Person or any of its Affiliates. “Fair salable value” means the amount that could be obtained for assets within a reasonable time, either through collection or through sale under ordinary selling conditions by a capable and diligent seller to an interested buyer who is willing (but under no compulsion) to purchase. For purposes hereof, the amount of all contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, can reasonably be expected to become an actual or matured liability.

“Specified Debt Payment” means any prepayment of Indebtedness made pursuant to Section 8.11(a)(v).

“Specified Disposition” means a sale of a “division” of the Loan Parties, including the sale of all of the capital stock or substantially all of the assets of the Loan Parties identified on Schedule 1.05.

“Specified Event of Default” means at any time an Event of Default under Section 9.01(a), 9.01(b) (solely with respect to a breach of Section 8.12), or Section 9.01(f).

“Specified Events” means those events specified to the Lenders prior to the Closing Date.

“Specified Investment” means any Investment made pursuant to Section 8.03(l).

“Specified Loan Party” means a Loan Party that is not then an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to Section 2.15(c)).

“Specified Pro Forma Transaction” means, with respect to any period, any Investment, Disposition, incurrence or repayment of Indebtedness, Restricted Payment, subsidiary designation or other event that by the terms of the Loan Documents expressly requires “Pro Forma Compliance” with a test or covenant hereunder or requires such test or covenant to be calculated on a “Pro Forma Basis.”

“Specified Restricted Payment” means any Restricted Payment pursuant to Section 8.06(e) or (f).

“Specified Transaction” means each Specified Disposition, Specified Debt Payment, Specified Investment, Specified Restricted Payment and Permitted Acquisition.

“Subordinated Debt” means (i) Indebtedness which is expressly subordinated in right of payment to the prior Payment in Full and which is in form and on terms reasonably satisfactory to, and approved in writing by, the Administrative Agent, and (ii) Permitted Earn-Out Payments.

“Subordination Provisions” means any provision relating to debt or lien subordination applicable to or contained in any documents evidencing any Subordinated Debt or any Permitted Replacement Term Debt, including as set forth in the Intercreditor Agreement or other applicable intercreditor agreements.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity (but not a representative office of such Person) of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Company.

“Subsidiary Guarantor” means any Subsidiary of the Company that is a Guarantor.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, together with any related schedules; provided, that no stock option, phantom stock, restricted stock or similar plan or agreement providing for payments on account of services provided by current or former directors or employees of any Loan Party shall be a “Swap Contract.”

“Swap Obligation” means, with respect to any Loan Party, any obligation to perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line” means the revolving credit facility made available by the Swing Line Lender pursuant to Section 2.04.

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

“Swing Line Lender” means BMO in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

~~“Term Loan Outstandings” means, with respect to any Term Lender at any time, the sum of the Outstanding Amount of such Term Lender’s Term Loans at such time.~~

“Third Amendment Effective Date” means March 14, 2018.

“Threshold Amount” means $10,000,000.

“Total Credit Exposure” means, as to any Lender at any time, the unused outstanding Commitments of such Lender and the Credit Exposure of such Lender at such time.

“Total Revolving Credit Outstandings” means, without duplication, the aggregate Outstanding Amount of all Revolving Credit Loans, Protective Advances, Swing Line Loans and Letter of Credit Obligations.

“Trade and Replacement Plan” means any plan or program providing for the trade or replacement of Rolling Stock.

“Trade Date” has the meaning specified in Section 11.06(i)(a).

“Trademark Security Agreement” means any trademark security agreement pursuant to which any Loan Party assigns to the Administrative Agent, for the benefit of the Secured Parties, such Person’s interest in its trademarks as security for the Obligations.

“Transaction” means, individually or collectively as the context may indicate, (a) entering into the Permitted Replacement Term Debt and (b) the entering by the Loan Parties of the Loan Documents to which they are a party and the funding of the Revolving Credit Facility.

“Treasury Management and Other Services” means (a) all arrangements for the delivery of treasury and cash management services, (b) all commercial credit card, purchase card, p-card and merchant card services; and (c) all other banking products or services, including trade and supply chain finance services, other than Letters of Credit, in each case, to or for the benefit of any Loan Party or an Affiliate of any Loan Party which are entered into or maintained with a Lender or an Affiliate of a Lender and which are not prohibited by the express terms of the Loan Documents.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a LIBOR Loan.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of Illinois; provided that if, with respect to any financing statement or by reason of any mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the security interests granted to the Administrative Agent pursuant to any applicable Loan Document is governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States other than Illinois, the term “UCC” shall also include the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions of this Agreement, each Loan Document and any financing statement relating to such perfection or effect of perfection or non-perfection.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

(v) All refinancings and fundings under this Section 2.04(c) shall be in addition to and without duplication of the settlement procedures and obligations under Section 2.14.

(d) Repayment of Participations. At any time after any Revolving Credit Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Revolving Credit Lender its Applicable Percentage of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Credit Lender’s risk participation was funded) in the same funds as those received by the Swing Line Lender.

(e) Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrowers for interest on the Swing Line Loans. Until each Revolving Credit Lender funds its Base Rate Revolving Credit Loan or risk participation pursuant to this Section 2.04 to refinance such Revolving Credit Lender’s Applicable Percentage of any Swing Line Loan, interest in respect of such Applicable Percentage shall be solely for the account of the Swing Line Lender.

(f) Payments Directly to Swing Line Lender. The Borrowers shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

2.05 Repayment of Loans.

(a) Term Loan.4 The Borrowers unconditionally promise to pay to the Administrative Agent for the account of each Term Lender the ~~principal amount of the Term Loans on the last day of each fiscal quarter, in consecutive quarterly installments based on a 5.5-year amortization schedule (i.e. each installment shall be 1/22nd of the original~~ principal amount of the Term ~~Loan), commencing on March 31, 2018.~~ Loans outstanding on the following dates in the respective amounts set forth opposite such dates:

Date	Quarterly Payment
December 31, 2018	$2,479,213.93
March 31, 2019	$3,000,000.00
June 30, 2019	$3,000,000.00
September 30, 2019 and the last day of each Fiscal Quarter thereafter	$3,500,000.00

The outstanding unpaid principal balance and all accrued and unpaid interest on the Term Loan shall be due and payable on the earlier of (i) the Maturity Date, and (ii) the date of the acceleration of the Term Loan in accordance with the terms hereof.

(b) CapX Loan. In the event any CapX Loans are made, the principal of each CapX Loan shall be repaid on the last day of each fiscal quarter in consecutive quarterly installments based on a six-year amortization schedule (i.e. each installment shall be 1/24th of the original principal amount of such CapX Loan), commencing on the last day of the first full fiscal quarter immediately following the making of such CapX Loan. The outstanding unpaid principal balance and all accrued and unpaid interest on the CapX Loan shall be due and payable on the earlier of (i) the Maturity Date, and (ii) the date of the acceleration of the CapX Loan in accordance with the terms hereof.

4 Rights Offering Effective Date

respects if qualified by materiality) on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects (or in all respects if qualified by materiality) as of such earlier date, and except that for purposes of this Section 2.18, the representations and warranties contained in subsections (a) and (b) of Section 6.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 7.01, (ii) the Borrowers, the Administrative Agent, and any Additional Commitment Lender shall have executed and delivered a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent and its counsel; (iii) the Borrowers shall have paid such fees and other compensation to the Revolving Credit Lenders increasing their Revolving Credit Commitments and to the Additional Commitment Lenders as the Borrowers and such Lenders and Additional Commitment Lenders shall agree; (iv) the Borrowers shall have paid such arrangement fees, if any, to the Administrative Agent as the Borrowers and the Administrative Agent may agree; (v) other than the fees and compensation referred to in clauses (iii) and (iv) above, the Commitment Increase shall be on the same terms and pursuant to the same documentation applicable to the existing Revolving Credit Commitments, (vi) the Borrowers shall deliver to the Administrative Agent (A) an opinion or opinions, in form and substance reasonably satisfactory to the Administrative Agent, from counsel to the Loan Parties reasonably satisfactory to the Administrative Agent and dated such date and (B) a certification from the Borrower Agent, or other evidence reasonably satisfactory to the Administrative Agent, that such increase is permitted under the documents governing the Permitted Replacement Term Debt and any other material Indebtedness of the Borrowers; (viii) the Borrowers, the Lenders increasing their Commitments and each Additional Commitment Lender shall have delivered such other instruments, documents and agreements as the Administrative Agent may reasonably have requested; and (ix) no Default or Event of Default exists or shall result therefrom. The Revolving Credit Loans outstanding on the Increase Effective Date shall be reallocated and adjusted between and among the applicable Lenders, and the Borrowers shall pay any additional amounts required pursuant to Section 3.05 resulting therefrom, to the extent necessary to keep the outstanding applicable Revolving Credit Loans ratable among the applicable Lenders with any revised Applicable Percentages, as applicable, arising from any nonratable increase in the applicable Revolving Credit Loans under this Section 2.18.

(f) Conflicting Provisions. This Section 2.18 shall supersede any provisions in Section 2.13 or 11.01 to the contrary.

2.19 Designation of Subsidiaries as Unrestricted Subsidiaries. The Borrower Agent may, at any time after the Effective Date upon written notice to the Administrative Agent, designate any Restricted Subsidiary (other than a Borrower) as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided, that (i) immediately before and after such designation and on a Pro Forma Basis as of the end of the most recent Measurement Period, no Default or Event of Default shall have occurred and be continuing, (ii) each Subsidiary to be designated as an Unrestricted Subsidiary (and its Subsidiaries) has not at the time of such designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become liable with respect to any Indebtedness pursuant to which the lender thereunder or any other party thereto has recourse to any Loan Party or other Restricted Subsidiary or to any assets of any Loan Party or other Restricted Subsidiary, (iii) no Loan Party shall have any liability for any Indebtedness or other obligations of any Unrestricted Subsidiary except to the extent permitted as to any unaffiliated Person under the Loan Documents, (iv) in the case of a designation of a Restricted Subsidiary as an Unrestricted Subsidiary, (A) the Payment Conditions would be satisfied on a Pro Forma Basis after giving effect to such designation, and (B) after giving thereto, Unrestricted Subsidiaries may not, in the aggregate, represent more than ten percent 10% of the total assets or total revenue of the Company and its Subsidiaries on a consolidated basis (after intercompany eliminations), (v) no Subsidiary that owns Intellectual Property that is material to the business of the other Loan Parties, taken as a whole, may be designated an Unrestricted Subsidiary, and no such Intellectual Property may be transferred to any Unrestricted Subsidiary following its designation as such, and (vi) no Restricted

Subsidiary may be designated as an Unrestricted Subsidiary if it was previously designated an Unrestricted Subsidiary, or if it is a Restricted Subsidiary for purposes of the Permitted Replacement Term Debt. The designation of any Subsidiary as an Unrestricted Subsidiary after the date hereof shall constitute an Investment by the Company therein at the date of designation in an amount equal to the Fair Market Value of the Company or its Subsidiaries’ (as applicable) investment therein. Any notice delivered pursuant to this Section 2.19(a) shall include a certificate of a Responsible Officer of the Borrower Agent certifying as to compliance with the preceding clauses and demonstrating (in reasonable detail) the calculations required thereby.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes.

(a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i) Any and all payments by or on account of any obligation of the Loan Parties hereunder or under any other Loan Document shall to the extent permitted by applicable Laws be made free and clear of and without reduction or withholding for any Taxes. If, however, applicable Laws require the Loan Parties or the Administrative Agent to withhold or deduct any Tax, such Tax shall be withheld or deducted in accordance with such Laws as determined by the Borrower Agent or the Administrative Agent, as the case may be, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii) If any Loan Party or the Administrative Agent shall be required by the Code to withhold or deduct any Taxes, including both United States federal backup withholding and withholding taxes, from any payment, then (A) the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by the Loan Parties shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Letter of Credit Issuer, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b) Payment of Other Taxes by the Borrowers. Without limiting the provisions of subsection (a) above, the Loan Parties shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Law.

(c) Tax Indemnification by the Borrowers.

(i) Without limiting the provisions of subsection (a) or (b) above, each Loan Party shall, and does hereby, indemnify the Administrative Agent, each Lender and the Letter of Credit Issuer, and shall make payment in respect thereof within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) withheld or deducted by the Loan Parties or the Administrative Agent or paid by the Administrative Agent, such Lender or the Letter of Credit Issuer, as the case may be, and any penalties, interest and Borrower for a return is promptly remitted to the Administrative Agent for application to the Obligations in accordance with Section 2.06(c).

(iii) Acquisition, Sale and Maintenance. No Borrower shall acquire or accept any Aircraft Parts on consignment or approval, and shall assure that all Aircraft Parts are acquired in accordance with applicable Law. No Borrower shall sell any Aircraft Parts on consignment or approval or any other basis under which the customer may return or require a Borrower to repurchase such Aircraft Parts. The Borrowers shall use, store and maintain all Aircraft Parts with reasonable care and caution, in accordance with applicable standards of any insurance and in conformity with all applicable Laws, and shall make current rent payments (within applicable grace periods provided for in leases) at all locations where any Collateral is located.

(c) Collateral at Locations Subject to a Material Third-Party Agreement. With respect to any location of Collateral subject to a Material Third-Party Agreement entered into after the Closing Date, each Loan Party shall use commercially reasonable efforts to provide the Administrative Agent with Lien Waivers with respect to the premises subject to such Material Third-Party Agreements. Loan Parties acknowledge that if such Lien Waivers are not delivered, then, except as otherwise expressly set forth herein, at the election of the Administrative Agent, all or a portion of the Collateral at such locations may be deemed ineligible for inclusion in the Borrowing Base and/or (without duplication) the Administrative Agent may establish a Rent and Charges Reserve for such location.

4.03 After Acquired Property; Further Assurances.

(a) New Deposit Accounts and Securities Accounts. Concurrently with or prior to the opening of any Deposit Account, Securities Account or Commodity Account by any Loan Party, other than any Excluded Deposit Account, such Loan Party shall deliver to the Administrative Agent a Control Agreement covering such Deposit Account, Securities Account or Commodity Account, duly executed by such Loan Party, the Administrative Agent and the applicable Controlled Account Bank, securities intermediary or financial institution at which such account is maintained.

(b) Future Leases. Without limiting the generality of the foregoing subsection (a), prior to entering into any new lease of Real Property or renewing any existing lease of Real Property following the Closing Date, each Borrower shall, and shall cause each Loan Party to, use its (and their) commercially reasonable efforts to deliver to the Administrative Agent a Lien Waiver, in form and substance reasonably satisfactory to the Administrative Agent, executed by the lessor of any Real Property, to the extent the value of any Collateral (other than Rolling Stock or Aircraft) of the Borrowers held or to be held at such leased property exceeds (or it is anticipated that the value of such Collateral will exceed at any point in time during the term of such leasehold term) $100,000.

(c) Acquired Real Property. If, after the Closing Date, any Loan Party acquires, owns or holds an interest in any fee-owned Real Property not constituting Excluded Real Property, the Company will promptly (and in any event within ten (10) days of the acquisition thereof (or such longer period as the Administrative Agent may agree)) notify the Administrative Agent in writing of such event, identifying the property or interests in question. Promptly upon the Administrative Agent’s request (but not in contravention of any Intercreditor Agreement with any holders of Permitted Replacement Term Debt, unless otherwise agreed to by such holders of Permitted Replacement Term Debt), each Loan Party with an interest in such fee-owned Real Property shall deliver applicable Mortgages and Mortgage Related Documents for such fee owned Real Property in favor of the Administrative Agent, which shall be in form and substance reasonably acceptable to Administrative Agent.

(b) on or before the 30th day of each calendar month from and after the date hereof, Borrower Agent shall deliver to the Administrative Agent, in the form reasonably acceptable to the Administrative Agent, (i) reconciliations of all Borrowers’ Accounts as shown on the month-end Borrowing Base Certificate for the immediately preceding month to Borrowers’ accounts receivable agings, to Borrowers’ general ledger and to Borrowers’ most recent financial statements, (ii) a detailed aged trial balance of all Accounts as of the end of the preceding calendar month, specifying each Account’s Account Debtor name and address, amount, invoice date and due date, showing any credit and other information as the Administrative Agent may reasonably request. (iii) accounts payable agings, and (iv) Inventory status reports, all with supporting materials as the Administrative Agent shall reasonably request;

(c) a Compliance Certificate executed by the chief executive officer, chief financial officer or treasurer of Borrower Agent which (A) certifies compliance with Section 8.12, (B) provides a reasonably detailed calculation of the Consolidated Fixed Charge Coverage Ratio and (C) provides updates, if any, to Schedules 6.08, 6.19, 6.28, 6.29(a), 6.29(b), 6.30(a) and 6.30(b) to make the representations and warranties with respect thereto true and correct as of the end of the applicable Measurement Period, delivered (i) concurrently with delivery of financial statements under Sections 7.01(a) and 7.01(b), whether or not a Fixed Charge Trigger Period then exists, (ii) on the first day of any Fixed Charge Trigger Period (certifying compliance as of the last day of the Measurement Period most recently ended prior to the start of such Fixed Charge Trigger Period) and (iii) as requested by Administrative Agent while a Default or Event of Default exists;

(d) promptly after the same are available, copies of each annual report, proxy or financial statement sent to the stockholders of the Company, and copies of all annual, regular, periodic and special reports and registration statements which the Company may file or be required to file with the SEC under Section 13 or 15(d) of the Exchange Act, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(e) at the Administrative Agent’s reasonable request (but not more frequently than monthly unless a Default or Event of Default has occurred and is continuing), a listing of each Borrower’s trade payables, specifying the trade creditor and balance due, and a detailed trade payable aging, all in form reasonably satisfactory to the Administrative Agent;

(f) (i) on or prior to the last Business Day of each week (commencing with the week ending April 27, 2018), a rolling 13-week consolidated cash flow forecast of the Company and its Subsidiaries depicting on a weekly basis, projected cash receipts and disbursements and cash balances of the Company and its Subsidiaries, in form reasonably satisfactory to the Administrative Agent, and (ii) promptly, any material variance in actual cash receipts or disbursements or cash balances from any forecast provided under clause (f)(i) above together with an explanation thereof; and

(g) promptly, such additional information regarding the business, financial or corporate affairs of any Loan Party or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent may from time to time reasonably request, all in form and scope reasonably acceptable to the Administrative Agent.

Documents required to be delivered pursuant to Section 7.01(a) or 7.01(b) or Section 7.02(d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower Agent posts such documents, or provides a link thereto on the Borrower Agent’s website on the Internet at www.rrts.com; or (ii) on which such documents are posted on the Borrower Agent’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided

(g) of any change in the Borrower Agent’s chief executive officer, president, chief financial officer or treasurer;

(h) of the discharge by any Loan Party of its present Auditors or any withdrawal or resignation by such Auditors;

(i) of any collective bargaining agreement or other labor contract to which a Loan Party becomes a party, or the application for the certification of a collective bargaining agent;

(j) of the filing of any Lien for unpaid Taxes against any Loan Party in excess of $1,000,000;

(k) of any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any interest in a material portion of the Collateral under power of eminent domain or by condemnation or similar proceeding or if any material portion of the Collateral is damaged or destroyed;

(l) of Collateral in an aggregate face amount of $2,500,000 or more ceasing to be Eligible Accounts, Eligible Aircraft Parts or Eligible Equipment;

(m) promptly after the furnishing thereof, copies of any material requests or notices received by any Borrower or Subsidiary (other than in the ordinary course of business or to the extent duplicative of notices provided hereunder) and copies of any material statement or report furnished to any lender or holder of any “Preferred Stock” under the Existing Investment Agreement or the Second Amendment Investment Agreement (including executed copies of the Second Amendment Investment Agreement and the certificate of designation related thereto promptly after execution or filing thereof, as applicable), Permitted Replacement Term Debt or Subordinated Debt; and

(n) of any failure by any Loan Party to pay rent at any of such Loan Party’s locations where the NOLV of Aircraft Parts at such location in excess of $100,000 if such failure continues for more than fifteen (15) days following the day on which such rent first came due.

Each notice pursuant to this Section 7.03 shall be accompanied by a statement of a Responsible Officer of the Borrower Agent setting forth details of the occurrence referred to therein and stating what action the Borrowers have taken and propose to take with respect thereto. Each notice pursuant to Section 7.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

7.04 Payment of Obligations. Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being Properly Contested; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property, except to the extent that any such Lien would otherwise be permitted by Section 8.02; and (c) all Indebtedness having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $10,000,000, as and when due and payable, but subject to any Subordination Provisions contained in any instrument or agreement evidencing such Indebtedness.

7.05 Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization or formation except in a transaction permitted by Section 8.04 or 8.05; (b) take all reasonable action to maintain all provided that representatives of the Borrower Agent shall be given the opportunity to participate in any discussions with the Auditors. The Administrative Agent shall not have any duty to any Loan Party to share any results of any Field Exam with any Loan Party. Appraisals shall be shared with the Borrower Agent upon request. The Loan Parties acknowledge that all Field Exams, appraisals and reports are prepared by or for the Administrative Agent and Lenders for their purposes, and Loan Parties shall not be entitled to rely upon them.

(b) Reimburse the Administrative Agent for all reasonable and documented out-of-pocket charges, costs and expenses of the Administrative Agent in connection with (i) up to one appraisal of parts inventory and Field Exam during any twelve (12) month period during which no Reporting Trigger Period has arisen, (ii) up to one additional Field Exam in any twelve (12) month period during which Adjusted Excess Availability is less than the greater of (i) $24,000,000 and (ii) 15.0% of the Maximum Borrowing Amount for five (5) consecutive Business Days, and (iii) up to one additional appraisal of parts inventory in any twelve (12) month period during which a Reporting Trigger Period has arisen; provided, however, that if a Field Exam or appraisal is initiated during a Default or Event of Default, (x) all reasonable and documented out-of-pocket charges, costs and expenses therefor shall be reimbursed by the Loan Parties without regard to such limits and (y) there shall be no limitation on the number or frequency of such Field Exams or appraisals of parts inventory. In addition, (i) during the continuance of an Event of Default, in the Administrative Agent’s discretion, the Administrative Agent may request appraisals of Aircraft and Rolling Stock without limitation on the number or frequency of such appraisals, all of which shall be at the Company’s expense and (ii) the Administrative Agent shall conduct one (1) appraisal of Term Loan Equipment after the Third Amendment Effective Date (which the Administrative Agent intends to conduct within 60 days of the Third Amendment Effective Date), which appraisal shall be (x) conducted at Company’s expense, (y) substantially in the same form as that conducted prior to the Third Amendment Effective Date, and (z) provided by such appraiser which conducted the appraisal prior to the Third Amendment Effective Date.

(c) Without limiting the foregoing, participate and will cause their key management personnel to participate in telephonic or other meetings with the Administrative Agent and Lenders periodically during each year, which meetings shall be held at such times and such places as may be reasonably requested by the Administrative Agent.

7.11 Use of Proceeds. Use the proceeds of the Credit Extensions (x) in the case of the Revolving Credit Facility and Term Loan Facility (i) to redeem all outstanding shares of the Existing Series F Preferred Stock, (ii) to pay fees and expenses in connection with the Transactions, and (iii) for working capital, capital expenditures, Permitted Acquisitions, and other general corporate purposes not in contravention of any Law or of any Loan Document, and (y) in the case of the CapX Facility, to finance CapX Equipment. None of the proceeds of the Credit Extensions will be used, directly or indirectly, (a) to finance or refinance dealings or transactions by or with any Person that is described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control, United States Department of the Treasury (“OFAC”) or is otherwise a Person officially sanctioned by the United States of America pursuant to the OFAC Sanctions Program or (b) for any purpose that is otherwise in violation of the Trading with the Enemy Act, the OFAC Sanctions Program, the PATRIOT Act or CISADA (collectively, the “Foreign Activities Laws”).

7.12 New Subsidiaries. As soon as practicable but in any event within 30 Business Days following the acquisition or creation of any Domestic Subsidiary (other than an Excluded Subsidiary), or the time any existing Excluded Subsidiary ceases to be an Excluded Subsidiary, or the Division of any Subsidiary (other than any Subsidiary that is or becomes a Foreign Subsidiary or an Excluded Subsidiary), cause to be delivered to the Administrative Agent each of the following, as applicable:

(b) No later than September 15, 2017, (i) execute and deliver a Control Agreement with respect to each Securities Account and Commodity Account listed on part (b) of Schedule 6.19, or (ii) close any such Securities Account or Commodity Account that is not subject to a Control Agreement.

(c) No later than September 15, 2017, deliver to the Administrative Agent (or the Vehicle Title Service Provider) a valid certificate of title issued in the name of a Loan Party which, to the extent required by the Laws of the applicable jurisdiction that issued the certificate of title in order to perfect a Lien on such Rolling Stock, lists the Administrative Agent (or the Vehicle Title Service Provider) as the first and sole lienholder with respect to each item of Rolling Stock constituting Term Loan Equipment; provided that prior to such time limit, the certificate of title for such item of Rolling Stock shall be issued in the name of a Loan Party and evidence no Lien other than a Lien in favor of US Bank in connection with credit facilities which have been paid in full and terminated and for which the Company has authority to re-title in the name of the Administrative Agent.

(d) No later than September 15, 2017, execute and deliver Aircraft Mortgages granting a first priority lien in favor of the Administrative Agent, together with each Aircraft Related Document, with respect to each Aircraft constituting Term Loan Equipment.

(e) No later than October 31, 2017, comply with the obligations set forth in Section 7.19(a).

(f) No later than January 26, 2018, comply with the obligations set forth in Section 7.19(b).

(g) No later than September 15, 2017, with respect to that certain McDonnell Douglas model model DC-9-83 (MD-83) aircraft bearing manufacturer’s serial number 53021 (described on the International Registry Manufacturer’s List as McDONNELL DOUGLAS model MD-80-83, serial number 53021) and United States Registration Number N948AS, either (x) provide evidence of deregistration thereof in form and substance satisfactory to the Administrative Agent or (y) execute and deliver an Aircraft Mortgage granting a first priority lien in favor of the Administrative Agent, together with each Aircraft Related Document, with respect thereto.

(h) No later than September 15, 2017, provide evidence of filing of releases of the security interests in copyrights identified in part (g) of Schedule 7.21, in form and substance satisfactory to the Administrative Agent.

(i) No later than September 15, 2017, provide evidence of filing of releases of the security interests in trademarks identified in part (h) of Schedule 7.21, in form and substance satisfactory to the Administrative Agent.

(j) No later than August 31, 2017, provide a monthly Account roll-forward for each of March, April, and May of 2017, tied to the beginning and ending accounts receivable balances of the Company’s general ledger.

(k) Pursuant to Amendment No. 3 dated as of November 8, 2018, the Second Amendment Investment Agreement in respect of the Second Amendment Series E Preferred Stock shall be amended to extend the commitment therein to issue up to $17,500,000 of Second Amendment Series E Preferred Stock from December 31, 2018 to the earlier of (i) January 31, 2019 and (ii) the occurrence of the Rights Offering.

7.22 Rights Offering. If the Rights Offering (inclusive of any amount received pursuant to any Rights Offering Back-Stop Agreement) is consummated, the Company shall retain at least $30,000,000 in net cash proceeds from the Rights Offering (inclusive of any amount received pursuant to any Rights Offering Back-Stop Agreement) and use such proceeds solely for general corporate purposes not in contravention of any Law or of any Loan Document.

ARTICLE VIII

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder or any Loan Obligation hereunder shall remain unpaid or unsatisfied, no Loan Party shall, nor shall it permit any Restricted Subsidiary to, directly or indirectly:

8.01 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness or issue any Disqualified Equity Interest, except:

(a) Indebtedness under the Loan Documents;

(b) Indebtedness outstanding on the date hereof and listed on Schedule 8.01;

(c) Guarantees of any Loan Party in respect of Indebtedness otherwise permitted hereunder of any other Loan Party; provided that any Guarantee of Indebtedness permitted hereunder that is subordinated to the Obligations shall be subordinated to the Obligations on substantially the same terms as such guaranteed Indebtedness;

(d) obligations (contingent or otherwise) existing or arising under any Swap Contract~~,~~; provided that (i) such obligations are (or were) entered into by such Person in the Ordinary Course of Business for the purpose of directly mitigating risks reasonably anticipated by such Person associated with liabilities, commitments, investments, assets, cash flows of or property held by, or changes in the value of securities issued by, such Person, and not for purposes of speculation or taking a “market view” and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party; provided further, however, that the Swap Termination Value of all such Swap Contracts, together with the aggregate amount of all Indebtedness permitted under Section 8.01(f) ~~below at~~ any one time outstanding, shall not exceed $~~60,000,000;~~75,000,000; provided further that this amount shall be increased to $100,000,000 upon the earlier of (x) December 31, 2019 and (y) the indefeasible payment in full in cash of all Term Loans, together with all accrued and unpaid interest thereon;5

(e) Indebtedness arising in the Ordinary Course of Business in connection with treasury management and commercial credit card, merchant card and purchase or procurement card services including Treasury Management and Other Services;

(f) Without duplication of Indebtedness permitted under Section 8.01(x) ~~below~~, Indebtedness in respect of Capital Leases, Synthetic Lease Obligations and purchase money obligations for Real Property and fixed or capital assets within the limitations set forth in Section 8.02(i); provided~~, however,~~ that the aggregate amount of all such Indebtedness at any one time outstanding, together with the Swap Termination Value of all Swap Contracts permitted under Section 8.01(d) ~~above, shall not exceed $60,000,000;~~, shall not exceed $75,000,000; provided further that this amount shall be increased to $100,000,000 upon the earlier of (x) December 31, 2019 and (y) the indefeasible payment in full in cash of all Term Loans, together with all accrued and unpaid interest thereon;6

5 The proviso is only effective as of the Rights Offering Effective Date.

6 The proviso is only effective as of the Rights Offering Effective Date.

(g) the endorsement of negotiable instruments for deposit or collection or similar transactions in the Ordinary Course of Business;

(h) Indebtedness in respect of any bankers’ acceptance, bank guarantees, letters of credit, warehouse receipt or similar facilities entered into in the Ordinary Course of Business in respect of workers’ compensation and other casualty claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation and other casualty claims;

(i) Indebtedness incurred or arising in the Ordinary Course of Business and not in connection with the borrowing of money in respect of (i) obligations to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided that such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms; (ii) performance bonds, bid bonds, appeal bonds, surety bonds, performance and completion guarantees and similar instruments or obligations; and (iii) without duplication of Indebtedness permitted under Section 8.01(q) below, obligations to pay insurance premiums;

(j) Indebtedness representing deferred compensation to employees, consultants or independent contractors incurred in the Ordinary Course of Business;

(k) surety bonds, deposits and similar obligations permitted under Section 8.02(e) or (f);

(l) unsecured Indebtedness of (i) any Loan Party owing to any other Loan Party, (ii) any Loan Party owing to any Subsidiary that is not a Loan Party; provided that any such Indebtedness described in this clause (ii) (x) bears interest (and provided for fees) at a rate (or amount) no greater than the then current arm’s length market rate (or amount) for similar Indebtedness, (y) does not require the payment in cash of principal (at maturity or otherwise) prior to ninety-one (91) days following the Maturity Date and (z) is subordinated to the Obligations on terms reasonably acceptable to the Administrative Agent, (iii) any Subsidiary that is not a Loan Party owing to any other Subsidiary that is not a Loan Party and (iv) any Subsidiary that is not a Loan Party owing to any Loan Party; provided that any such Indebtedness described in this clause (iv) which is owing to a Loan Party, shall (x) to the extent the aggregate principal amount thereof is in excess of $1,000,000, be evidenced by promissory notes in form and substance satisfactory to the Administrative Agent and pledged to the Administrative Agent on terms acceptable to it, (y) be permitted under Section 8.03(c)(iv) or Section 8.03(g), and (z) not be forgiven or otherwise discharged for any consideration other than payment in full in cash unless the Administrative Agent otherwise consents;

(m) Permitted Replacement Term Debt;

(n) Subordinated Debt;

(o) Indebtedness incurred in connection with any Permitted Earn-Out Payment;

(p) Contingent Obligations arising with respect to customary indemnification obligations in favor of purchasers in connection with Dispositions permitted under Section 8.05(b);

(q) Without duplication of Indebtedness permitted under Section 8.01(i)(iii) above, Indebtedness incurred in connection with the financing of insurance premiums in the Ordinary Course of Business (“Financed Premiums”);

(r) Contingent Obligations arising under indemnity agreements to title insurers to cause such title insurers to issue to the Administrative Agent and/or for the benefit of providers of Permitted Replacement Term Debt title insurance policies;

(s) Contingent Obligations related to guaranty obligations of the Company or any of its Subsidiaries with respect to operating leases of the Company’s Domestic Subsidiaries for terminal facilities and other contract obligations (other than Indebtedness) of the Company’s Domestic Subsidiaries not prohibited by this Agreement so long as the same remain Contingent Obligations;

(t) Contingent Obligations arising with respect to customary indemnification obligations in favor of sellers in connection with Permitted Acquisitions;

(u) Indebtedness or Contingent Obligations related to co-borrower or guaranty obligations of the Company or its Subsidiaries with respect to loans obtained by independent contractors of the Company or its Subsidiaries for the purpose of such independent contractor acquiring trucks or trailers; provided that the aggregate amount of all such Indebtedness or Contingent Obligations, together with the aggregate amount of Investments permitted under Section 8.03(i), shall not exceed $15,000,000 at any one time outstanding;

(v) Assumed Indebtedness; provided that the aggregate amount of such Assumed Indebtedness does not exceed $7,500,000 in the aggregate at any time outstanding;

(w) Refinancing Indebtedness;

(x) Without duplication of Indebtedness permitted under Section 8.01(f) above, Attributable Indebtedness; provide that the aggregate amount of such Attributable Indebtedness does not exceed $10,000,000 at any time outstanding; and

(y) Other Indebtedness; provided that the aggregate amount of such other Indebtedness does not exceed $7,500,000 in the aggregate at any time outstanding.

8.02 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following (collectively, “Permitted Liens”):

(a) Liens pursuant to any Loan Document;

(b) Liens existing on the date hereof as described on Schedule 8.02 (setting forth, as of the Closing Date, the lienholder thereof, the principal amount of the obligations secured thereby and the property or assets of such Loan Party or such Restricted Subsidiary subject thereto) and any renewals or extensions thereof, provided that (i) the Lien does not extend to any additional property, and (ii) the obligations secured or benefited thereby constitutes Refinancing Indebtedness;

(c) Liens for taxes, assessments or other governmental charges, not yet due or which are being Properly Contested, and which in all cases are junior to the Lien of the Administrative Agent;

(d) Liens of carriers, warehousemen, mechanics, materialmen, repairmen, landlords or other like Liens imposed by Law or arising in the Ordinary Course of Business which are not overdue for a period of more than 60 days or which are being Properly Contested;

(e) Liens, pledges or deposits in the Ordinary Course of Business in connection with (i) insurance, workers compensation, unemployment insurance and social security legislation, (ii) contracts, bids, government contracts, and surety, appeal, customs, performance and return-of-money bonds and (iii) other similar obligations (exclusive of obligations in respect of the payment for borrowed money), whether pursuant to contracts, statutory requirements, common law or consensual arrangements, other than any Lien imposed by ERISA;

(f) Liens arising in the Ordinary Course of Business consisting of deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature, in each case, incurred in the Ordinary Course of Business;

(g) Liens with respect to minor defects in title and easements, rights-of-way, covenants, consents, reservations, encroachments, variations and zoning and other similar restrictions, charges, encumbrances or title defects affecting Real Property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person and do not materially detract from the value of or materially impair the use by the Loan Parties in the Ordinary Course of Business of the property subject to or to be subject to such encumbrance;

(h) Liens securing judgments for the payment of money not constituting an Event of Default under Section 9.01 or securing appeal or other surety bonds related to such judgments, and which in all cases are junior to the Lien of the Administrative Agent;

(i) Liens securing Indebtedness permitted under Section 8.01(f); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost or Fair Market Value, whichever is lower, of the property being acquired on the date of acquisition;

(j) Liens arising from precautionary Uniform Commercial Code financing statement filings regarding leases entered into in the Ordinary Course of Business;

(k) operating leases or subleases (other than leases or sublease of any Aircraft subject to an Aircraft Mortgage) granted by the Loan Parties to any other Person in the Ordinary Course of Business;

(l) Liens (a) of a collection bank arising under Section 4-210 of the UCC or any comparable or successor provision on items in the course of collection, (b) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the Ordinary Course of Business and (c) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(m) Liens in favor of customs and revenue authorities imposed by Law to secure payment of customs duties in connection with the importation of goods and arising in the Ordinary Course of Business which are not overdue for a period of more than 60 days or which are being Properly Contested;

(n) Liens securing Permitted Replacement Term Debt permitted pursuant to Section 8.01(m);

(o) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto; and

(l) other Investments (other than Acquisitions) so long as the Payment Conditions are satisfied with respect thereto (a “Specified Investment”); and

(m) so long as no Default or Event of Default has occurred and is continuing or would result from such Investment, additional Investments not otherwise expressly permitted by this Section, Investments by any Loan Party in an aggregate amount (valued at Cost) not to exceed $2,500,000 during the term of this Agreement.

8.04 Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person or Divide any Loan Party to their Subsidiaries, except that, so long as no Default or Event of Default exists or would result therefrom:

(a) any Subsidiary of the Company may merge or consolidate with or liquidate or dissolve into a Loan Party; provided, that, (i) the Loan Party shall be the continuing or surviving Person, (ii) a Borrower may not merge into the Company and (iii) in the case of any merger of a Borrower and a Subsidiary Guarantor, such Borrower shall be the continuing or surviving Person;

(b) in connection with a Permitted Acquisition, any Subsidiary of a Loan Party may merge with or into or consolidate with any other Person or permit any other Person to merge with or into or consolidate with it; provided, that, (i) the Person surviving such merger shall be a wholly-owned Subsidiary of a Loan Party and (ii) in the case of any such merger to which any Loan Party is a party, such Loan Party is the surviving Person or the surviving Person becomes a Loan Party; provided, further that the Company shall be the surviving Person in the case of any merger with the Company;

(c) any Subsidiary that is not a Loan Party may merge into any other Subsidiary that is not a Loan Party; provided that, when any wholly-owned Subsidiary is merging with another Subsidiary that is not wholly-owned, the wholly-owned Subsidiary shall be the continuing or surviving Person; and

(d) any Loan Party (other than the Company) may dissolve or liquidate if the Borrower Agent determines in good faith that such liquidation or dissolution is in the best interest of the Loan Parties and is not materially disadvantageous to the Administrative Agent or the Lenders; provided that such Loan Party shall at or before the time of such dissolution or liquidation, transfer its assets to a Loan Party (or, if such Loan Party was a Borrower, to a Borrower).

8.05 Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except:

(a) Dispositions of Cash Equivalents, each in the Ordinary Course of Business;

(b) Dispositions (including Term Loan Equipment, CapX Equipment, and the capital securities and other Equity Interests or other assets of Subsidiaries) for at least Fair Market Value (as determined by the Board of Directors of the Company if the Fair Market Value is reasonably likely to be more than $1,000,000) so long as (i) except in the case of a Specified Disposition, the net book value of all assets sold or otherwise disposed of in any fiscal year by the Company and its Subsidiaries, in the aggregate, does not constitute a substantial portion of the property of the Company and its Subsidiaries taken as a whole or otherwise exceed 5% of the net book value of the consolidated assets of the Company and its Subsidiaries as of the last day of the preceding fiscal year (ii) no Event of Default has occurred and is continuing at the time of such Disposition, and (iii) all proceeds thereof are applied in accordance with Section 2.06(c); and

acquire any such shares in connection with customary employee or management agreements, plans or arrangements, all in an aggregate amount not to exceed $1,000,000 during the term of this Agreement;

(d) the Borrower may acquire its common stock upon the exercise of stock options or the vesting of restricted stock units if such common stock represents a portion of the exercise price of such stock options or in connection with tax withholding obligations arising in connection with such exercise or vesting of securities held by any current or former director, officer or employee of any Loan Party or Subsidiary, all in an aggregate amount not to exceed $1,000,000 during any fiscal year;

(e) the Company shall be permitted to make (i) Permitted Earn-Out Payments described in clause (x) of the definition thereof so long as no Specified Event of Default then exists or would exist as a result thereof, and (ii) Permitted Earn-Out Payments described in clause (y) of the definition thereof if the Payment Conditions are satisfied with respect thereto; and

(f) the Company shall be permitted to make any other Restricted Payment (whether in the form of cash dividends (including, without limitation, dividends on any series of Preferred Stock as defined in the Existing Investment Agreement or Second Amendment Investment Agreement, as applicable), distributions, purchases, redemptions (including, without limitation, redemption of the Existing Series E Preferred Stock) or other acquisitions of or with respect to shares of its common stock or other Equity Interests or otherwise) if the Payment Conditions are satisfied with respect thereto; provided that, so long as no Default or Event of Default exists, there is no need to satisfy the Payment Conditions in order to make Restricted Payments on the Rights Offering Effective Date with the proceeds of the Rights Offering (including, without limitation, payments or dividends made in connection with the redemption of any of the “Preferred Stock” issued pursuant to the Existing Investment Agreement or the Second Amendment Investment Agreement).

8.07 Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by the Borrowers and their Restricted Subsidiaries on the date hereof or any business substantially related or incidental thereto.

8.08 Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of any Loan Party, whether or not in the Ordinary Course of Business, other than:

(a) transactions on fair and reasonable terms substantially as favorable to such Loan Party or Restricted Subsidiary as would be obtainable by such Loan Party or such Restricted Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate;

(b) transactions between or among the Loan Parties;

(c) subject to the terms and conditions of Section 8.06(e), each of the Permitted Earn-Out Payments;

(d) transactions pursuant to agreements in existence or contemplated on the Closing Date as set forth on Schedule 8.08 or any amendment thereto to the extent such an amendment is not adverse to the Secured Parties in any material respect; ~~and~~

(e) the Permitted Replacement Term Debt; and

(f) any Rights Offering Back-Stop Agreement or any registration rights agreement and stockholders agreement executed in connection therewith.

(c) amend, modify or change in any manner any term or condition of the Existing Investment Agreement, the Second Amendment Investment Agreement or the preferred stock certificates of designation related thereto, in each case so that the terms and conditions thereof are less favorable in any material respect to the Administrative Agent and the Lenders than the terms thereof (i) in the case of the Existing Investment Agreement and the preferred stock certificates of designation related thereto, as of the Closing Date and (ii) in the case of the Second Amendment Investment Agreement and the preferred stock certificate of designation related thereto, as of the date of Amendment No. 1 to Investment Agreement and Termination of Equity Commitment Letter dated as of August 3, 2018.

8.12 Financial Covenant. Permit the Consolidated Fixed Charge Coverage Ratio, determined on a Pro Forma Basis as of (i) the last day of the Measurement Period most recently ended before the commencement of a Fixed Charge Trigger Period and (ii) the last day of each Measurement Period thereafter ending during any Fixed Charge Trigger Period to be less than 1.00 to 1.00 for such Measurement Period.

8.13 Creation of New Subsidiaries. Create or acquire any new Subsidiary after the Closing Date other than Subsidiaries created or acquired in accordance with Section 7.12.

8.14 Securities of Subsidiaries. Permit any Restricted Subsidiary to issue any Equity Interests (whether for value or otherwise) to any Person other than a Loan Party.

8.15 Sale and Leaseback. Enter into any agreement or arrangement with any other Person providing for the leasing by any Loan Party or any Restricted Subsidiary of real or personal property which has been or is to be sold or transferred by any Loan Party or any Restricted Subsidiary to such other Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of a Loan Party or any Restricted Subsidiary (a “Sale and Leaseback Transaction”), unless (a) the Disposition of the property subject to such Sale and Leaseback Transaction is permitted by Section 8.05, and the Fair Market Value of all property sold in any fiscal year is not in excess of $10,000,000, (b) the applicable Loan Party would be entitled to incur Liens with respect to such transaction pursuant to Section 8.02 and such Lien shall not attach to any property of the Company and its Subsidiaries other than the property subject to such Sale and Leaseback Transaction, (c) the Indebtedness in respect of such Sale and Leaseback Transaction is permitted under Section 8.01(x) (measured as the Attributable Indebtedness with respect to such Sale and Leaseback Transaction), and the aggregate principal amount of Attributable Indebtedness in respect of all Sale and Leaseback Transactions shall not exceed $10,000,000, (d) the Net Cash Proceeds received by the applicable Loan Party in connection with such transaction are at least equal to the Fair Market Value (as determined by the board of directors of the Company or a member of the senior management of the Company) of such property and (e) not less than 80% of the purchase price for the property subject to such Sale and Leaseback Transaction shall be in the form of cash or Cash Equivalents.

8.16 Organization Documents; Fiscal Year. (a) Amend, modify or otherwise change any of its Organization Documents in any material respect, except in connection with the Rights Offering or a transaction permitted under Section 8.04, but in any case not in any manner that could reasonably be expected to have a material adverse effect on the interests of the Secured Parties, or (b) change its fiscal year.

8.17 [Reserved].

(e) Expressly consent to or permit any Freight Carrier to at any time seek payment from, or to have contractual recourse known to any senior officer of a Loan Party to, any Account Debtor for material Freight Payables payable by any Loan Party to such Freight Carrier.

8.21 Aircraft Operations. (a) fail to maintain any Aircraft Permit applicable to it, (b) fail to operate and maintain any Aircraft in all material respects in compliance with all Aircraft Regulations, or (c) receive notice from any Governmental Authority of its intent to revoke or cancel any Aircraft Permit and such Governmental Authority does not agree in writing to withdraw such revocation or cancelation within 20 Business Days of receipt of such notice.

ARTICLE IX

EVENTS OF DEFAULT AND REMEDIES

9.01 Events of Default. Any of the following shall constitute an “Event of Default”:

(a) Non-Payment. Any Borrower fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any Letter of Credit Obligation, or (ii) within five days after the same becomes due, any interest on any Loan or on any Letter of Credit Obligation, any commitment or other fee due hereunder, or any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants. Any Loan Party fails to perform or observe any term, covenant or agreement contained (i) in any of Sections 4.04, 6.30(g), 7.03(a), 7.03(b), 7.05(a), 7.07, 7.10, 7.11, 7.21, or ~~7.21~~7.22 or Article VIII, or (ii) in any of Sections 7.01(a), 7.01(b), 7.02(a), 7.02(b), 7.02(c) or 7.02(f), and such failure under this clause (ii) continues for three (3) or more Business Days; or

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after receipt of notice of such default by a Responsible Officer of the Borrower Agent from the Administrative Agent; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Loan Party or its Subsidiaries herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading when made or deemed made in any material respect (or in any respect if qualified by materiality); or

(e) Cross-Default. (i) With respect to any Indebtedness or guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount any Loan Party or its Subsidiaries (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise, and after passage of any grace period) in respect of any such Indebtedness or guarantee, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, and such default continues for more than the grace or cure period, if any, therein specified, the effect of which default or other event is to cause, or to permit the holder of such Indebtedness or beneficiary of such guarantee (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an

(d) EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

11.15 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.16 Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

11.17 USA PATRIOT Act Notice. Each Lender that is subject to the PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrowers in accordance with the PATRIOT Act. Borrowers shall, promptly upon request, provide all documentation and information as each Lender may request from time to time for purposes of complying with any “know your customer,” anti-money laundering rules and regulations, or other requirements of applicable Law, including the PATRIOT Act and Beneficial Ownership Regulation.

11.18 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Secured Parties are arm’s-length commercial transactions between each Loan Party, on the one hand, and the Secured Parties, on the other hand, (B) each Loan Party has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each Secured Party is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for any Loan Party or any of its Affiliates or any other Person and (B) no Secured Party has any obligation to any Loan Party or any of its